UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

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AdvanSix Inc.
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2018	Proxy Statement
and Notice of Annual Meeting of Stockholders

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
April 27, 2018

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of AdvanSix Inc., which will be held at 9:00 a.m. on Thursday, June 14, 2018 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. You will be asked to elect directors, ratify the appointment of the independent accountants and to cast an advisory vote to approve executive compensation.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3:

Proposal 1: Election of the Class II Directors

Proposal 2: Ratification of Appointment of Independent Accountants

Proposal 3: Advisory Vote to Approve Executive Compensation

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the Internet, by telephone, by completing and returning a proxy card or by scanning the QR code provided on the Notice of Internet Availability of Proxy Materials, the next page in the Notice of Annual Meeting of Stockholders or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, thank you for your continued support of AdvanSix.

Sincerely,

Michael L. Marberry	Erin N. Kane
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: Thursday, June 14, 2018
TIME: 9:00 a.m. local time
LOCATION: Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078
RECORD DATE: Close of business on April 20, 2018

Meeting Agenda:

•	Election of the Class II Directors to the Board of Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2018;

•	An advisory vote to approve executive compensation; and

•	Transact any other business that may properly come before the meeting.
Important Notice of Internet Availability of Proxy Materials
The Securities and Exchange Commission’s “Notice and Access” rule enables AdvanSix to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Stockholders. It contains instructions on how to access our Proxy Statement and 2017 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

We encourage stockholders to vote promptly as this will save the expense of additional proxy solicitation. Stockholders of record on the Record Date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning

In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903. You will need the 16 digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares online at www.proxyvote.com. You will need the 16 digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
You can vote your shares online by scanning the QR code above. You will need the 16 digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 27, 2018.

By Order of the Board of Directors,

John M. Quitmeyer
Senior Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This proxy statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) for use at the Annual Meeting of Stockholders of AdvanSix Inc. (“AdvanSix” or the “Company”) to be held on Thursday, June 14, 2018.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Until the 2020 Annual Meeting of Stockholders, AdvanSix’s Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Beginning at the 2020 Annual Meeting of Stockholders, the classified board structure will automatically sunset and our Board will no longer be divided into three classes.

The directors designated as Class II directors have terms expiring at this year's Annual Meeting of Stockholders. The directors designated as Class III directors have terms expiring at the 2019 Annual Meeting of Stockholders, and the directors designated as Class I directors have terms expiring at the 2020 Annual Meeting of Stockholders. Each director elected at this year's Annual Meeting of Stockholders and at next year's 2019 Annual Meeting of Stockholders will be elected for a term of office to expire at the 2020 Annual Meeting of Stockholders, at which point all of our directors will stand for election each year for annual terms.

Our Board has nominated the Class II director nominees for re-election as directors to serve a term expiring at the 2020 Annual Meeting of Stockholders and, in each case, until his or her respective successor has been duly elected and qualified. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with our By-laws. AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The Nominating and Governance Committee is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The Committee believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to their service on the Board and its Committees.

KEY STATISTICS ABOUT OUR DIRECTORS
6 of 7	29%	57%	100%
are independent	are women	have CEO experience	have senior executive experience in the chemicals industry

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of AdvanSix’s businesses and structure.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 1

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management, mergers and acquisitions, and leadership development.

Industry Experience Experience in our industry enables a better understanding of the issues facing the Company’s business as well as risk management.

Operations/HSE Experience

Experience with the operations of a manufacturing facility and related health, safety and environmental ("HSE") matters provides critical perspective in understanding and evaluating operational planning, management, and risk mitigation, all while prioritizing HSE.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating performance and to ensure accurate financial reporting and robust controls. Our directors have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries Experience

AdvanSix is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Public Company Board Experience

Service as an executive officer, as well as on the boards and board committees, of public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting and succession planning.

Each of the nominees is also independent of the Company and management. See “Director Independence” on page 12 of this proxy statement. The Nominating and Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

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NOMINEES FOR ELECTION (CLASS II DIRECTORS)

Paul E. Huck

Mr. Huck (68) was the chief financial officer of Air Products and Chemicals, a global industrial gas and chemical company, from 2004 until his retirement in 2013. Prior to that, he served as Air Products and Chemicals’ corporate controller from 1994 until 2004. Mr. Huck joined Air Products and Chemicals in 1979 as a financial analyst and held various positions, including manager of project control, controller of the equipment division, controller of the chemicals group and controller of the environmental and energy systems group. Before joining Air Products and Chemicals, Mr. Huck was an officer in the U.S. Navy.

Mr. Huck has served on the Board of Orion Engineered Carbons S.A. since 2014. He also serves on various non-profit boards. Mr. Huck formerly served as a director of NewPage Corporation. Mr. Huck brings to the Board over 30 years of leadership and financial and accounting experience in the chemical industry, as well as extensive experience with regulated industries, operations/HSE, and serving as an executive officer at a public company.

Mr. Huck has served as a director of AdvanSix since the spin-off from Honeywell International Inc. ("Honeywell") on October 1, 2016.

Board Committees: Audit, Nominating and Governance

Daniel F. Sansone

Mr. Sansone (65) was executive vice president of strategy for Vulcan Materials Company, a producer of construction aggregates, ready-mixed concrete, asphalt mix and cement, prior to his retirement at the end of 2014. Prior to that, he served as Vulcan Materials' chief financial officer from 2005 until 2014. Mr. Sansone joined Vulcan Materials in 1988 and held various positions there, including corporate controller and vice president of finance. From 2001 until 2005, Mr. Sansone served as the president of Vulcan Materials’ Southern and Gulf Coast Division. From 1997 until 2001, he served as president of Vulcan Gulf Coast Materials. Before joining Vulcan Materials, Mr. Sansone held positions domestically and internationally at Monroe Auto Equipment, FMC Corporation and Kraft Inc.

Mr. Sansone is a director of Ingevity Corporation. He also serves on various non-profit boards. Mr. Sansone brings to the Board over 40 years of senior leadership, general management and financial experience as both an executive officer and board member of public companies, as well as experience with operations/HSE, and regulated industries.

Mr. Sansone has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Audit, Compensation

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Sharon S. Spurlin

Ms. Spurlin (53) has been vice president and treasurer of Plains All American Pipeline L.P., an energy infrastructure and logistics company, since 2014. She joined Plains All American Pipeline L.P. in 2002 as its director of internal audit. From 2007 until 2009, Ms. Spurlin served as Plains All American Pipeline L.P.’s assistant treasurer. From 2009 until 2014, she served as both PetroLogistics L.P. and PL Midstream’s senior vice president and chief financial officer. Ms. Spurlin has also held various positions at American Ref-Fuel Company and Arthur Andersen.

Ms. Spurlin is a director of Smart Sand Inc., a supplier of industrial sand to the energy industry. She brings to the Board her corporate governance and financial expertise, including in financial reporting, accounting, capital markets and controls, as well as senior leadership experience in the chemicals industry, operations/HSE, regulated industries, and public companies.

Ms. Spurlin has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Compensation, Nominating and Governance

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CONTINUING DIRECTORS

Class I Directors (with terms expiring at the 2020 Annual Meeting of Stockholders)

Darrell K. Hughes

Mr. Hughes (53) has been president and chief executive officer of Aurora Plastics, an innovative company specializing in high quality rigid and cellular foam PVC compounds, since 2016. From 2010 until 2016, he served as vice president and general manager of Avery Dennison’s Materials Group, a global leader in labeling and packaging materials and graphics and reflective solutions. From 2007 until 2010, he was the president and general manager of SABIC Innovative Plastics’ specialty film and sheet division. Prior to joining SABIC Innovative Plastics, Mr. Hughes held various positions at General Electric, including general manager of specialty films and sheets from 2006 until 2007, general manager of RTV & Elastomers in General Electric’s silicone division from 2003 until 2006 and general manager of global business development and mergers and acquisitions from 1999 until 2003. Mr. Hughes has also held positions at Engelhard Corporation, Deloitte & Touche Consulting Group and Air Products.

Mr. Hughes brings to the Board the operational and financial expertise gained through nearly 30 years of holding senior management and leadership positions at a number of public companies, as well as experience in the chemicals industry and operations/HSE.

Mr. Hughes has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committee: Audit

Todd D. Karran

Mr. Karran (54) has been president and chief executive officer of NOVA Chemicals, a leading producer of polyethylene and expandable styrenics, since 2015. Prior to that, he served as senior vice president and chief financial officer of NOVA Chemicals from 2009 until 2016. Mr. Karran joined NOVA Chemicals in 1985 and has held various other positions since then, including management, accounting and financial roles such as vice president and controller, tax compliance specialist and manager of financial services. From 2006 until 2007, he served as NOVA Chemicals’ vice president and chief information officer. From 2007 until 2009, he served as NOVA Chemicals’ treasurer and vice president of corporate development.

Mr. Karran is a director of NOVA Chemicals. He brings to the Board the leadership, management oversight and financial experience gained through his roles as a director of and in various senior management leadership roles at NOVA Chemicals, with extensive chemicals industry experience including operations/HSE.

Mr. Karran has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Compensation, Nominating and Governance

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 5

Class III Directors (with terms expiring at the 2019 Annual Meeting of Stockholders)

Erin N. Kane

Ms. Kane (41) has been president and chief executive officer and a director of AdvanSix since the spin-off from Honeywell on October 1, 2016. Prior to joining AdvanSix, Ms. Kane served as vice president and general manager of Honeywell Resins and Chemicals since October 2014. She joined Honeywell in 2002 as a Six Sigma Blackbelt of Honeywell’s Specialty Materials business. In 2004, she was named product marketing manager of Honeywell’s Specialty Additives business. From 2006 until 2008, Ms. Kane served as global marketing manager of Honeywell’s Authentication Technologies business, and in 2008 she was named global marketing manager of Honeywell’s Resins and Chemicals business. In 2011, she was named business director of chemical intermediates of Honeywell’s Resins and Chemicals business. Prior to joining Honeywell, Ms. Kane held Six Sigma and process engineering positions at Elementis Specialties and Kvaerner Process.

Ms. Kane brings to the Board her extensive leadership experience as well as knowledge of AdvanSix’s business, industry, and operations/HSE.

Michael L. Marberry

Mr. Marberry (60) has been president and chief executive officer of J.M. Huber Corporation, a diversified supplier of engineered materials, natural resources and technology-based services, since 2009. He joined J.M. Huber Corporation in 1997 as corporate vice president of corporate strategy and development. From 2002 until 2006, Mr. Marberry served as J.M. Huber Corporation’s chief financial officer. From 2006 until 2009, he served as president of Huber Engineered Materials. Prior to joining J.M. Huber Corporation, Mr. Marberry held various management roles at McKinsey & Company and Proctor and Gamble.

Mr. Marberry is a director of J.M. Huber Corporation, and from 2012 until 2015, he served as a director of Sigma-Aldrich Corporation. He brings to the Board his expertise in, among other things, senior leadership, industry, global business management, and operations/HSE.

Mr. Marberry, Chairman of the Board, has served as a director of AdvanSix since September 12, 2016.

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CORPORATE GOVERNANCE

AdvanSix is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board.

KEY CORPORATE GOVERNANCE DOCUMENTS Please visit our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”) to view the following documents:
● ● ● ●	Charter and By-laws of AdvanSix Corporate Governance Guidelines Code of Conduct Committee Charters

These documents are available free of charge on our website or by writing to AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, c/o Corporate Secretary.

Our Code of Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to, or waivers of, the Code of Conduct granted to any of our directors or executive officers will be published on our website.

BOARD OF DIRECTORS

The primary functions of our Board of Directors are:

•	to oversee the affairs of the Company and management performance on behalf of stockholders;

•	to ensure that the long-term interests of the stockholders are being served;

•	to monitor adherence to AdvanSix standards and policies;

•	to promote the exercise of responsible corporate citizenship; and

•	to perform the duties and responsibilities assigned to the Board by the laws of Delaware, AdvanSix’s state of incorporation.
Board Meetings

The Board of Directors held seven meetings during 2017. During this period, all of the directors attended or participated in 100% of the aggregate of the total number of meetings of the Board and all Committees of the Board on which each such director served.

Board Leadership Structure

Our Board of Directors has adopted Corporate Governance Guidelines which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Corporate Governance Guidelines provide that the positions of Chairman and Chief Executive Officer are to be held by separate individuals. Mr. Marberry currently serves as Independent Chairman of the Board who, in accordance with the Corporate Governance Guidelines, meets the independence requirements established by the NYSE. The Chairman, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its stockholders at this time. The sharing of responsibilities allows, on the one hand, the Chief Executive Officer to focus her energy on strategy and management of the Company and its operations, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company. The Board of Directors believes that Mr. Marberry’s service as the Independent Chairman of the Board is in the best interests of the Company and its stockholders at this time.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 7

The Board’s Chairman acts as chair at all Board meetings and is responsible for establishing the agenda for each Board meeting. In addition, the Chairman serves as liaison between management and the independent directors to provide feedback from executive sessions and to call and preside at meetings of the non-employee directors when necessary and appropriate.

Board Practices and Procedures

•
The Board’s Committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee —undertake, as applicable, extensive analysis and review of the Company’s activities in key areas such as financial reporting, risk management, internal controls, compliance, corporate governance, succession planning and executive compensation.

•
The Board and its Committees perform an annual review of the agenda and topics to be considered for each meeting. During that review, each Board and Committee member is free to raise topics that are not on the agenda and to suggest items for inclusion on future agendas.

•	Each director is provided in advance written material to be considered at each meeting of the Board and has the opportunity to provide comments and suggestions.

•	The Board and its Committees provide feedback to management and management answers questions raised by the directors during Board and Committee meetings.

•	Special meetings of the Board may be called by the Chairman, the Chief Executive Officer or by a majority of the independent directors.

BOARD COMMITTEES

The Board currently has the following Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each Committee consists entirely of independent directors. Each Committee operates under a written charter which is available on our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”).

Committee Membership

The table below lists the membership of each Committee during 2017 and the number of Committee meetings held during 2017.

Name	Audit	Compensation	Nominating and Governance
Mr. Huck	X*		X
Mr. Hughes			X
Mr. Karran	X	X
Mr. Sansone	X	X*
Ms. Spurlin		X	X*
2017 Meetings	9	8	5
* Committee Chairperson

In November 2017, the Board adopted certain changes to Committee composition effective January 1, 2018. As a result, Mr. Karran no longer serves on the Audit Committee and now serves on the Nominating and Governance Committee; he remains on the Compensation Committee. Mr. Hughes no longer serves on the Nominating and Governance Committee and now serves on the Audit Committee.

Board Committees and Responsibilities

The primary functions of each of the Board Committees are described below.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The responsibilities of our Audit Committee include overseeing:

•	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

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•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our outside auditor;

•	the performance of our internal audit function;

•	the outside auditor’s annual audit of our financial statements; and

•	the preparation of certain reports required by the rules and regulations of the SEC.
The Audit Committee has three members and consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee is financially literate, and at least one member of the Audit Committee has accounting and related financial management expertise and satisfies the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. The Board has determined that Messrs. Huck, Hughes, and Sansone satisfy, and during his tenure on the Audit Committee, Mr. Karran satisfied, the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated Mr. Huck as the Securities and Exchange Commission (“SEC”) defined “audit committee financial expert.” See page 41 for the Audit Committee Report.

Compensation Committee

The responsibilities of our Compensation Committee include, among other duties:

•	establishing and periodically reviewing our compensation philosophy;

•	evaluating the performance of our Chief Executive Officer including determining and approving compensation;

•	reviewing and approving the compensation of our other executives, as well as our Board;

•	overseeing the administration and determination of awards under our compensation plans; and

•	preparing any report on executive compensation required by the rules and regulations of the SEC.
The Compensation Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the listing standards of the NYSE and our Compensation Committee charter. The members of our Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect prior to 2018).

Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee include, among other duties:

•	overseeing our corporate governance practices;

•	reviewing and recommending to our Board amendments to our by-laws, certificate of incorporation, Committee charters and other governance policies;

•	reviewing and making recommendations to our Board regarding the structure of our various Board Committees;

•	identifying, reviewing and recommending to our Board individuals for election to the Board;

•	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

•	overseeing the executive succession planning process, including an emergency succession plan;

•	reviewing the leadership structure for our Board;

•
reviewing and reporting to the Board on policies and programs relating to health, safety and environmental matters, equal employment opportunity and such other matters, including the Code of Business Conduct and Ethics;

•	overseeing our annual Board and Committee self-evaluations; and

•	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

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The Nominating and Governance Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the listing standards of the NYSE and our Nominating and Governance Committee charter.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to AdvanSix by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. At each in-person meeting, the Audit Committee also holds an executive session as well as separate private sessions with representatives of our independent accountants, our Chief Financial Officer, our General Counsel, our Controller, and our Senior Director, Internal Audit.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2018.

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The Compensation Committee has sole authority to retain a compensation consultant to assist the Compensation Committee in the evaluation of director, CEO or senior management compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the Compensation Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the Compensation Committee’s established policy, its consultant cannot provide any other services to AdvanSix. From the period from November 2016 until November 2017, the Compensation Committee retained Korn Ferry Hay Group (“Hay Group”) as its independent compensation consultant. In November 2017, the Compensation Committee retained Pearl Meyer LLP ("Pearl Meyer") as its independent compensation consultant.

The Compensation Committee regularly reviews the services provided by its compensation consultant and performs an annual assessment to determine whether the compensation consultant is independent. The Compensation Committee and its advisors conducted a specific review of its relationship with Hay Group in advance of their engagement in November 2016, and determined that Hay Group was independent in providing AdvanSix with executive compensation consulting services and that Hay Group’s work for the Compensation Committee did not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards. The Compensation Committee and its advisors conducted the same assessment of its relationship with Pearl Meyer in advance of their engagement in November 2017, and determined that Pearl Meyer is independent in providing AdvanSix with executive compensation consulting services and that Pearl Meyer's work for the Compensation Committee does not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

In making this determination, the Compensation Committee reviewed information provided by each consulting firm on the following factors:

•	any other services provided to AdvanSix by the consulting firm;

•	fees received by the consulting group from AdvanSix as a percentage of the consulting firm's total revenue;

•	policies or procedures maintained by the consulting firm to prevent a conflict of interest;

•	any business or personal relationship between the individual consultants assigned to the AdvanSix relationship and any Compensation Committee member;

•	any business or personal relationship between the individual consultants assigned to the AdvanSix relationship, or the consulting firm itself, and AdvanSix’s executive officers; and

•	any AdvanSix stock owned by the consulting firm or the individual consultants assigned to the AdvanSix relationship.
In particular, the Compensation Committee noted that each of Hay Group’s and Pearl Meyer's services were limited to executive compensation consulting. Specifically, neither consulting firm provides or has provided, directly or indirectly through affiliates, any non-executive compensation services. The Compensation Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee's independent compensation consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of AdvanSix and its Compensation Peer Group (see pages 24-25 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of AdvanSix and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Our independent compensation consultant also provides information regarding emerging trends and best practices in executive compensation. While the Compensation Committee reviews information provided

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by our independent compensation consultant regarding compensation paid by the Compensation Peer Group as a general indicator of relevant market conditions, the Compensation Committee does not target a specific competitive position relative to the market in making its compensation determination. Our independent compensation consultant reports to the Compensation Committee Chair, has direct access to Compensation Committee members, and attends Compensation Committee meetings either in person or by telephone.

Compensation Input From Senior Management

The Compensation Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of AdvanSix’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for AdvanSix’s incentive compensation programs and present them to the Compensation Committee. These targets are reviewed by the Compensation Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for AdvanSix’s other executive officers. The CEO does not provide recommendations on her own compensation. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives determined by the Compensation Committee with input from the full Board) together with a review of supplemental performance measures and prior compensation levels relative to performance. The CEO presents to the Compensation Committee and the full Board her evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and presents to the Nominating and Governance Committee and the full Board succession plans for each of the executive officers.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight. Relevant Committees review specific risk areas, as enumerated below, and report on their deliberations to the Board. The full Board oversees risk in several ways. Through periodic management updates on the financial and operating results of AdvanSix, including its annual operating plans and strategic planning, the Board provides input to management with respect to ordinary course, business and commercial operating risks as well as related prospective risks. In addition, management reports to the Board and each Committee periodically on specific, material risks as they arise or as requested by individual Board members. On a periodic basis, management reports to each of the Committees and full Board on its Enterprise Risk Management ("ERM") program. These presentations are designed to provide the Committees and full Board with adequate visibility into the risks facing AdvanSix and enable the Board to effectively exercise its oversight function. Through its ERM program, management identifies the most significant risks facing the Company and ensures that, where possible, it deploys adequate risk mitigation strategies. The Board provides oversight and guidance to management to ensure that the ERM process appropriately identifies the risks facing AdvanSix and its operations, and that adequate risk mitigation steps are implemented where appropriate.

The specific risk areas of focus for the Board and each of its Committees are summarized below. In addition, each Committee meets in executive session as well as separate private sessions with key management personnel and representatives of outside advisors (for example, the Senior Director, Internal Audit meets in private sessions with the Audit Committee, and each of the Directors of Integrated Supply Chain, HSE, and Process Safety Management meet in private sessions with the Nominating and Governance Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board	•
General strategic and commercial risks such as strategic planning and implementation, capital expenditures, reliance on outsourcing arrangements, liquidity management, supply chain disruptions, raw material price increases, customer demand, technology and innovation, plant outages, competitive risk and any slowdown in economic growth

•
Cyber security including IT infrastructure, protection of customer and employee data, trade secrets and other proprietary information, ensuring the security of data, persistent threats, and cyber risks

	•	Health, safety, environmental, product stewardship and sustainability including regulatory compliance and related controls
	•	Catastrophic risks such as acts of terrorism, pandemics, natural disasters, and plant accidents
Audit Committee	•	Accounting, controls, and financial disclosure
•
Cyber security including IT infrastructure, protection of customer and employee data, trade secrets and other proprietary information, ensuring the security of data, persistent threats, and cyber risks

	•	Tax and liquidity management
	•	Employee misconduct related to books, records and financial controls

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 11

Board/Committee	Primary Areas of Risk Oversight
Nominating and Governance	•	Labor compliance
Committee	•	Health, safety, environmental, product stewardship and sustainability including regulatory compliance and related controls
•
Legal risks arising from litigation, labor issues, intellectual property infringement, health, safety, and environmental issues, regulatory issues such as Foreign Corrupt Practices Act ("FCPA"), and product liability

	•	Compliance matters associated with import/export and FCPA
	•	Catastrophic risks such as acts of terrorism, pandemics, natural disasters, and plant accidents
	•	Potential conflicts of interest and related party transactions
	•	Executive succession planning
Compensation Committee	•	Executive and director compensation plans, programs and arrangements
	•	Employee pension and saving plans

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of our directors must be considered independent under relevant NYSE and SEC guidelines. The Nominating and Governance Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that all of our non-employee directors are independent and that each of the director nominees standing for election to the Board at the Annual Meeting—Messrs. Huck and Sansone, and Ms. Spurlin—satisfies the independence criteria in the applicable NYSE listing standards and SEC rules. In addition, the Board determined that each director who served during 2017, or currently serves, on the Audit Committee and/or Compensation Committee satisfies the enhanced criteria associated with their membership on the Audit Committee and Compensation Committee, as applicable.

For a director to be considered independent, the Board must determine that the director does not have any material relationships with AdvanSix, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with AdvanSix, other than as a director and stockholder. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its independence determinations, including the following:

•	No non-employee director receives any direct compensation from AdvanSix other than under the director compensation program described on pages 14-15 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of AdvanSix or otherwise receives direct compensation from AdvanSix.

•	No non-employee director is affiliated with AdvanSix or any of its subsidiaries or affiliates.

•
No non-employee director is an employee of AdvanSix’s independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of AdvanSix’s independent accountants, or was within the last three years, a partner or employee of AdvanSix’s independent accountants and personally worked on AdvanSix’s audit.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from AdvanSix.

•
No AdvanSix executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•
No non-employee director (or any of their respective immediate family members) is indebted to AdvanSix, nor is AdvanSix indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that receives contributions from AdvanSix.

12 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

The above information was derived from AdvanSix’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement. Based on our review of these materials, none of our non-employee directors had or has any relationship with AdvanSix other than as a director.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Nominating and Governance Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. In this role, the Committee seeks individuals qualified to become directors, evaluates the qualifications of individuals suggested or nominated by third parties, including stockholders, and recommends to the Board the nominees to be proposed by AdvanSix for election to the Board. The Committee’s responsibilities include consideration of director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee intends to consider director candidates suggested by its members, other directors, management and stockholders, and take into consideration criteria established by the Board as set forth in the Company’s Corporate Governance Guidelines or established by the Committee in the Policy Statement Regarding Director Nominations and Stockholder Communications. In advance of, and at the time of, recommending candidates to the Board, the Committee shall inform the Board of the criteria used in making the recommendation.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of AdvanSix’s businesses. While AdvanSix’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Guidelines do prescribe that the Committee will give consideration to diversity when evaluating the composition of the Board and the nomination of director candidates as well as necessary skills and experience and the ability to devote sufficient time to performing duties effectively. Directors are expected to challenge management constructively through active participation and questioning. The Nominating and Governance Committee is committed to enhancing both the diversity of the Board itself and the perspectives and values that are discussed in Board and Committee meetings.

The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria, and the Committee reserves its right to request additional information regarding such candidate in its discretion. Stockholders wishing to nominate a director should follow the procedures set forth in the Company’s By-laws, the Policy Statement regarding Director Nominations and Stockholder Communications, and as described under “Other Information—Director Nominations” in this proxy statement.

AdvanSix has not received any nominations under our proxy access by-law in connection with the Annual Meeting. See “Other Information—Director Nominations.”

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors are invited to participate in an orientation program, including presentations by senior management to familiarize new directors with the Company’s plans, its financial and accounting practices, its key risk management topics, its compliance programs, its Code of Conduct, its principal officers, its internal auditors and independent accountants. The directors receive materials or briefing sessions either before or during each Board and Committee meeting. Between meetings, the directors are in frequent communication with the executive management of the Company on matters relating to critical aspects of the Company’s business. The Board also periodically participates in site visits, plant tours and training at AdvanSix’s facilities, as well as informational presentations regarding industry developments and various aspects of the Company's business and operations. Members of the Board may attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

AdvanSix has no specific policy regarding director attendance at its Annual Meeting of Stockholders, although it is expected that each of our directors will attend absent extenuating circumstances. Generally, Board and Committee meetings are held immediately following the Annual Meeting of Stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders and are expected to attend the 2018 Annual Meeting of Stockholders.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 13

DIRECTOR COMPENSATION

The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of AdvanSix receive no compensation for service on the Board. AdvanSix’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to account for the time, effort, expertise and accountability required for active Board membership.

In general, the Compensation Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Cash Compensation

For 2017, non-employee directors received $80,000 per year as an annual cash retainer for their service on the Board, and they received additional retainers for the following roles:

•	The Independent Chairman of the Board received $60,000 per year;

•	The Chair of the Audit Committee received $20,000 per year and each other member of the Audit Committee received $10,000 per year;

•	The Chair of the Compensation Committee received $15,000 per year and each other member of the Compensation Committee received $7,500 per year; and

•	The Chair of the Nominating and Governance Committee received $10,000 per year and each other member of the Nominating and Governance Committee received $5,000 per year.

For 2018, upon the recommendation of our Compensation Committee, in consultation with its independent compensation consultant and a comprehensive review of peer group and market data, our Board approved the following changes to the cash compensation of our non-employee directors: (i) the additional cash retainer paid to the Independent Chairman of the Board will be $70,000 per year, in order to more closely align with Compensation Peer Group median data; and (ii) directors serving as members of the Audit, Compensation and Nominating and Governance Committees will no longer receive an additional cash retainer for such service (the Chairs of these Committees will continue to receive the additional cash retainers noted above).
All directors are also reimbursed for reasonable travel, lodging and related expenses incurred in attending Board meetings.

Equity Compensation

Each non-employee director is eligible for annual equity grants in the form of full-value stock awards. For 2017, each non-employee director was granted an award in the form of restricted stock units with a grant date fair value of approximately $80,000. For 2018, upon the recommendation of our Compensation Committee, in consultation with its independent compensation consultant and a comprehensive review of Compensation Peer Group and market data, the grant date fair value of each director’s annual equity grant will be approximately $90,000, in order to more closely align with market median practice and to bring director compensation closer to the recommended mix of at least fifty percent of total compensation in equity. These annual stock grants are awarded following each Annual Meeting of Stockholders and vest one year from the date of grant.

Deferred Compensation Plan

In September 2017, the Board, upon the recommendation of the Compensation Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (the “DCP”), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which our directors may elect to defer up to a maximum of 100% of their cash retainer fees. Company contributions may not be made to the accounts of non-employee directors. Until a director meets his or her stock ownership requirements, as described below under “Stock Ownership Guidelines,” the only investment option available to a director who elects to participate is the AdvanSix stock unit fund. After satisfaction of the stock ownership requirements, a director may elect to allocate his or her deferrals to any investment option under the DCP. Any deferrals under the AdvanSix stock unit fund are irrevocably allocated to such fund. Any dividends applicable to deferrals under the AdvanSix stock unit fund are credited in the form of additional stock units. Under the Plan, each director’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the director’s elections, the terms of the DCP and subject to Code Section 409A. Distributions will be made in cash, with the exception of amounts held in the AdvanSix stock unit fund which will be distributed in shares of Company common stock.

14 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of AdvanSix, must hold Common Stock (including restricted shares, RSUs, holdings in the Company stock unit fund under the DCP, and/or Common Stock equivalents) with a market value of at least five times the annual base cash retainer (or $400,000). Until a director has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs. Directors have five years from appointment or election to the Board to attain the prescribed ownership threshold and all current directors are within the five-year period to attain the ownership threshold. As of April 2, 2018, Mr. Marberry has attained the prescribed ownership threshold.

DIRECTOR COMPENSATION—FISCAL YEAR 2017

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Paul E. Huck	$105,000	$80,028	—	$185,028
Darrell K. Hughes	$85,000	$80,028	—	$165,028
Todd D. Karran	$97,500	$80,028	—	$177,528
Michael L. Marberry	$140,000	$80,028	—	$220,028
Daniel F. Sansone	$105,000	$80,028	—	$185,028
Sharon S. Spurlin	$97,500	$80,028	—	$177,528

(1)	Includes all fees earned in 2017.

(2)
The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Stock awards of 2,736 RSUs were made to non-employee directors on June 1, 2017 with a value of $29.25 per share, which vest in full on June 1, 2018. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2017 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017 ("2017 Form 10-K").

(3)	The table below reflects each director's outstanding stock awards granted under our 2016 Stock Incentive Plan, all of which are unvested at December 31, 2017.

Director Name	Outstanding RSUs at 12/31/17
Paul E. Huck	8,830
Darrell K. Hughes	8,830
Todd D. Karran	8,830
Michael L. Marberry	8,830
Daniel F. Sansone	8,830
Sharon S. Spurlin	8,830

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Party Transactions

Our Board adopted a written policy regarding the review, approval and ratification of related party transactions. This policy provides that our Nominating and Governance Committee reviews each of AdvanSix’s transactions involving an amount exceeding $100,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to AdvanSix and in our and our stockholders’ best interests.

The Nominating and Governance Committee has delegated to its Chair the authority to review and approve or ratify any related person transaction in which the aggregate amount involved is expected to be less than $500,000, unless its Chair is directly or indirectly involved in such transaction, in which case such authority shall be delegated to another Nominating and Governance Committee member. The Committee Chair’s decision with respect to any such related person transaction shall be reported to the full Nominating and Governance Committee at its next scheduled meeting.

Since January 1, 2017, the Company has not been a party to any related party transaction requiring disclosure under SEC rules.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 15

STOCK OWNERSHIP INFORMATION

The following table provides information regarding the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers listed in our Summary Compensation Table; and

•	all of our directors and executive officers as a group.
Except as otherwise noted below, we based the share amounts on each person or entity's beneficial ownership of AdvanSix common stock as of April 2, 2018. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds. The percentage values are based on 30,499,327 shares of our common stock outstanding as of April 2, 2018. The principal address for each director and executive officer of AdvanSix is 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Named Executive Officers:	Common Stock (1)	Other Stock-Based Holdings (2)
Jonathan Bellamy	3,712	—	*
Christopher Gramm	2,863	—	*
Paul E. Huck	2,736	685	*
Darrell K. Hughes	2,736	—	*
Erin N. Kane	18,014	—	*
Todd D. Karran	2,736	548	*
Michael L. Marberry	12,817	513	*
Michael Preston	6,708	—	*
John M. Quitmeyer	7,953	—	*
Daniel F. Sansone	2,736	650	*
Sharon S. Spurlin	2,736	616	*
All directors and executive officers as a group (11 persons)	65,747	3,012	*
Principal Stockholders:
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	4,068,705		13.3%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	2,277,218		7.5%
Firefly Value Partners, LP (5) c/o dms Corporate Services, Ltd. P.O. Box 1344 dms House 20 Genesis Close Grand Cayman, KY1-1108 Cayman Islands	2,113,515		6.9%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
Includes shares which the named individual has the right to acquire through the vesting of RSUs or the exercise of stock options within 60 days of April 2, 2018, as follows: Mr. Huck 2,736, Mr. Hughes 2,736, Mr. Karran 2,736, Mr. Marberry 2,736, Mr. Sansone 2,736 and Ms. Spurlin 2,736.

(2)
Includes share-equivalents in deferred accounts under our Deferred Compensation Plan, as to which no voting or investment power exists. These share equivalents are not included for purposes of determining the "Percentage of Class."

(3)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2018. BlackRock, Inc. has sole voting power in respect of 3,999,323 shares and sole dispositive power in respect of 4,068,705 shares.

(4)
Based on a Schedule 13G filed by Vanguard Group Inc. with the SEC on February 8, 2018. Vanguard Group Inc. has sole dispositive power in respect of 2,222,041 shares, shared dispositive power in respect of 55,177 shares, sole voting power in respect of 55,277 shares and shared voting power in respect of 2,500 shares.

(5)
Based on a Schedule 13G/A filed by Ryan Heslop, Ariel Warszawski, Firefly Value Partners, LP, FVP GP, LLC, Firefly Management Company GP, LLC, and FVP Master Fund, L.P. with the SEC on February 14, 2018, who each share voting and dispositive power in respect of 2,113,515 shares.

16 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2017, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.AdvanSix.com under the heading “Investors” (see “SEC Filings”) immediately after they are filed with or furnished to the SEC.

CORPORATE RESPONSIBILITY

AdvanSix is deeply committed to corporate social responsibility, sustainability and preservation of our environment.  By integrating health, safety and environmental considerations into all aspects of our business, we protect our people and the environment, achieve sustainable growth and accelerated productivity, and drive compliance with all applicable regulations. Our health, safety and environment management systems reflect our values and help us meet our business objectives. We are currently in the process of reviewing our programs, policies and initiatives with respect to sustainability including benchmarking and evaluation of the needs of our stakeholders. Following this process, we intend to communicate our framework and strategy for sustainability.

AdvanSix’s Integrity and Compliance Program

AdvanSix’s Integrity and Compliance program reflects our core values and helps our employees, representatives, contractors, consultants, and suppliers comply with a high standard of business conduct globally. At the core of the Integrity and Compliance program is the AdvanSix Code of Conduct that applies across the Company to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. One of the hallmarks of a successful enterprise is a transparent culture of integrity and compliance, as well as a commitment to health, safety and environmental matters. Operating with integrity ensures that we operate safely, sustain the credibility of our brand, maintain a strong reputation, and build a track record of growth and performance. All AdvanSix employees are required to participate in Code of Conduct training and certify that they will comply with the Code of Conduct. In addition, directors and executive officers certify, on an annual basis, as to their acknowledgment of the Code of Conduct and that they will act in accordance with the Code of Conduct. In connection with our quarterly and annual SEC reporting, certain key members of management similarly certify as to their compliance with the Code of Conduct as well as confirmation of their responsibility to report suspected violations of law, Company policy or the Code of Conduct. The Code of Conduct serves as a set of baseline requirements that enables employees to recognize and be aware of how to report compliance, integrity, and legal issues. It also outlines our organization’s pledge to operate in a safe, ethical and compliant manner, promote a positive workplace, respect each employee, promote development through training that broadens work-related skills, and value diversity of perspectives and ideas. The Code of Conduct provides guidance and outlines expectations in a number of key integrity and compliance areas, including the prohibition of sexual or other unlawful forms of harassment, avoiding conflicts of interest, commitment to health, safety and environmental matters, maintaining accurate books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media.

In addition to the Code of Conduct, our Integrity and Compliance program provides comprehensive training on a periodic basis, or more frequently, as needed, regarding key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns, and ensures timely and fair reviews of integrity and compliance concerns.

As a proud member of the American Chemistry Council ("ACC"), we are committed to managing our operations in a safe, secure and sustainable manner in accordance with the Responsible Care® Guiding Principles. This includes our commitment to: safety as a core value, compliance, protection of our environment, engaging stakeholders and maintaining a dialogue, continuously improving the performance of our products and processes, and implementing processes to assure adherence.

Safety Achievements

AdvanSix utilizes a comprehensive health, safety, environment, product stewardship and sustainability management system based on the ACC Responsible Care® Guiding Principles and industry best practices. Our management system drives continuous sustainable operational improvement throughout our facilities, while compliance with standards and regulatory requirements is monitored through Company-wide oversight of operations. The timely development and implementation of process improvements and corrective action plans are closely monitored by our experienced team of professionals with extensive knowledge and collective experience in safety, occupational health, chemistry, engineering, industrial hygiene, materials management, process safety

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 17

management, and energy efficiency. Our global Total Case Incident Rate or “TCIR” (the number of occupational injuries and illnesses per 100 employees) was 0.44 at the end of 2017. As reflected in the below comparisons to the U.S. Bureau of Labor Statistics and ACC benchmarks, we are driving continued improvement in our TCIR.

TCIR
2.00
1.50
1.00
0.50
0.00
1.40
0.81
0.77
0.44
43% Improvement
2016 BLS Benchmark*
2016 ACC Benchmark**
2016
2017

*U.S. Bureau of Labor Statistics TCIR benchmark for Plastics Material and Resin Manufacturing industry
**ACC benchmark for medium size companies

18 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

STOCKHOLDER OUTREACH AND ENGAGEMENT

It is critical that we understand the issues that are important to our stockholders and address, as appropriate, their interests in a meaningful and effective manner. As a result, we engage with our stockholders on a regular basis to discuss a range of topics including our performance, risk management, executive compensation, and corporate governance. Continuous dialogue and engagement with our stockholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, our website as well as our conference calls for our quarterly earnings releases. Our CEO, Chief Financial Officer, Director of Investor Relations and other management meet periodically with investors to discuss the Company and its financial and business performance.

In addition, during 2017, we initiated a comprehensive governance and compensation outreach effort to stockholders representing more than 50% of our shares outstanding to provide an introduction to our business, our compensation philosophy as well as an overview of our governance and compensation framework coming out of our spin-off. From these outreach efforts as well as the meetings held, we received positive feedback regarding our governance and compensation regime and our willingness to engage with our stockholders on issues that are important to them. We intend to continue this effort both leading up to our Annual Meeting as well as throughout the remainder of the year.

COMMUNICATING WITH MANAGEMENT AND IR

Our Investor Relations department is the primary point of contact for stockholder interaction with AdvanSix. Stockholders should write to or call:

Adam Kressel
Director, Investor Relations
AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054
Phone: +1 (973) 526-1700
Visit our website at www.AdvanSix.com

We encourage our stockholders to visit the “Investors” section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Stockholders, as well as other interested parties, may communicate directly with the Chairman, the non-employee directors as a group, or individual directors by writing to: AdvanSix Inc., c/o Corporate Secretary, 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

AdvanSix’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; and spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 19

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the Compensation Committee of the Board of Directors of AdvanSix (the “Compensation Committee”) for senior executive officers and review the various objectives and elements of AdvanSix’s executive compensation program, its alignment with performance and the 2017 compensation decisions regarding our Named Executive Officers (“NEOs”).

For purposes of this CD&A and the disclosure that follows, the following are AdvanSix’s executive officers and our NEOs for 2017:

Erin N. Kane	President and Chief Executive Officer (CEO)
Michael Preston	Senior Vice President and Chief Financial Officer (CFO)
John M. Quitmeyer	Senior Vice President, General Counsel and Corporate Secretary
Jonathan Bellamy	Senior Vice President and Chief Human Resources Officer
Christopher Gramm	Vice President and Controller

In planning for the spin-off, Honeywell understood the importance of management continuity for AdvanSix and appointed a strong executive team. Ms. Kane was chosen to serve as our President and Chief Executive Officer because she was viewed as uniquely qualified to lead our Company given her deep industry experience, her long tenure at Honeywell and her extensive experience in managing the global Resins and Chemicals business prior to the spin-off. The balance of our executive leadership team was also appointed from within Honeywell businesses, with knowledge of the AdvanSix business and a broad range of leadership, management and operational experience.

Executive Summary

AdvanSix Inc. became a public company on October 1, 2016 when it spun off from Honeywell. Fiscal 2017, our first full year as an independent company, has been one of opportunity, progress and growth.

2017 Financial Highlights

•	Sales up 24%, including 9% volume increase, 3% favorable impact of market-based pricing, and 12% higher raw material pass-through pricing

•	EBITDA (1) of $200.8 million, an increase of $104.9 million or 109%

•
Net Income of $146.7 million, an increase of $112.6 million versus the prior year; 2017 results include an approximately $53 million one-time net tax benefit primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate

•
Earnings Per Share of $4.72, an increase of $3.60 per share versus the prior year; 2017 results include an approximately $1.72 per share one-time net tax benefit primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate

•	Cash Flow from Operations of $134.6 million, an increase of $20.9 million

20 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

•	Free Cash Flow (1,2) of $48.2 million, an increase of $18.4 million or 62%

(1) See “Non-GAAP Measures” included in Appendix A for non-GAAP reconciliations and forward-looking statements.
(2) Net cash provided by operating activities less capital expenditures

In addition to generating strong results across a number of measures including sales volume, income and operating cash flow, we made measurable progress on our strategic priorities during 2017. Building upon this foundational year, we are enhancing our focus on longer term value creation while driving momentum across the organization.

Total Stockholder Return
As a result of our strong operational and financial performance since the spin-off, AdvanSix total stockholder return has significantly outperformed both the broader markets and chemical industry peers.
Reflects period from October 3, 2016 through December 31, 2017

Results of our 2017 Advisory Vote on Executive Compensation

Our executive compensation program received substantial support and was approved, on an advisory basis, by 96% of votes cast at our 2017 annual meeting. Our Compensation Committee and the other members of our Board believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the compensation of our named executive officers for 2016 and the structure of our program established for 2017.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 21

Fiscal 2017 Compensation Actions

The following summarizes the key compensation decisions for our NEOs for fiscal 2017:

•	Base Salary: Each of our NEOs received a 2.75% merit-based salary increase effective in April 2017.

•
Short-Term Incentive Awards: Target bonus payout opportunities for all of our NEOs were unchanged from 2016. Based on our strong financial performance achievement during 2017, our NEOs earned annual incentive plan payouts equal to 160% of their target bonus payout opportunity.

•
Long-Term Incentive Compensation: In March 2017, our NEOs were granted annual long-term incentive awards in the form of performance stock units ("PSUs"), restricted stock units ("RSUs") and stock options. Our CEO received 50% of her total annual grant value in performance stock units, 25% in restricted stock units and 25% in stock options. Our other NEOs’ total annual grant value was evenly split among performance stock units, restricted stock units and stock options. Performance stock units will vest after three years and the number shares earned will be based on our average return on investment and cumulative earnings per share performance relative to pre-established targets. Restricted stock units cliff vest after three years. Stock options vest ratably over a three year period and expire after ten years from grant date.

Our Executive Compensation Philosophy and Approach

Our executive compensation and benefit programs are designed to support the creation of stockholder value through four key objectives:

•	attract and retain world-class leadership talent

•	drive performance that creates stockholder value

•	pay for superior results and sustainable performance

•	manage risk through oversight and sound management

In setting total compensation to meet these key objectives, we seek to achieve the optimal balance between: (1) fixed and variable (or “at-risk”) pay elements; (2) short-term and long-term pay elements; and (3) cash and equity-based elements.

The factors applicable to our NEOs that generally shape our assessment of compensation and help achieve our key objectives include: (1) compensation history, in total and for each element of compensation; (2) operational and financial performance for AdvanSix; (3) future leadership development and potential; (4) our performance relative to the competitive marketplace; (5) individual performance record; (6) relative level of responsibility within AdvanSix and the impact of the NEO’s position on Company performance; (7) trends and best practices in executive compensation; and (8) industry and macroeconomic conditions.

For a discussion of certain of our Compensation Committee processes and procedures with respect to executive compensation, please see "Board Committee Oversight of Executive Compensation and Outside Compensation Consultant" on pages 10-11.

2017 Compensation Program Design

Following the spin-off, our Compensation Committee undertook a review of each element of our compensation programs, which were originally established by the compensation committee of the board of directors of Honeywell prior to the spin-off. As a new, independent public company, we believe that the spin-off provided us with the ability to offer our key employees compensation directly linked to the performance of our business, which enhances our ability to attract, retain and motivate qualified personnel and serve the interests of our stockholders. In establishing our compensation program for 2017, our Compensation Committee took some of the following key actions:

•	Approved a new peer group to reflect post-spin comparator companies of similar revenue size and business scope with whom we compete for talent;

•	Established our annual and long-term incentive compensation program design for 2017 to reflect our pay-for-performance culture; and

•
Adopted performance measures under our annual incentive compensation program and for our performance stock units which are designed to align with the key elements of our strategy to grow stockholder value.

As addressed in further detail in this CD&A, the executive compensation programs in place at the time of the spin-off were those established by the Management Development and Compensation Committee of the Honeywell Board of Directors and Honeywell senior management on our behalf. The initial compensation of our NEOs following the spin-off was governed largely by the terms of the employment letter agreements entered into with each of them prior to the spin-off (“Employment Letter Agreements”). A description of the Employment Letter Agreements can be found below in this CD&A under the heading “NEO Employment Letter Agreements.”

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2017 Compensation Mix

The following charts illustrate the approximate target mix of base salary, annual incentive awards and long-term incentive awards for our Chief Executive Officer and our other NEOs in 2017, highlighting the performance-driven focus of our executive compensation program:

Key 2017 Compensation Program Elements

The following is a summary of the main elements of our 2017 compensation program, a description of each element and an explanation as to why we pay each element:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate our NEOs
Annual Cash Incentive Compensation	Annual cash incentive compensation based on performance against annually established Company financial and operational performance goals, as well as individual performance	Reward and motivate our NEOs for achieving key short-term performance objectives
Long-Term Equity Compensation
Annual equity compensation awards of performance stock units (with payout tied to achievement of Company financial and operational goals measured over a 3-year performance period), time-based restricted stock units and stock options
Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change-in-Control Arrangements	Reasonable severance benefits provided upon covered terminations of employment, including following a change in control
Help attract and retain high quality talent by providing market-competitive severance protection, thereby encouraging NEOs to direct their attention to stockholders’ interests notwithstanding the potential for loss of employment in connection with a change in control

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Our Commitment to Compensation Best Practices

As part of our executive compensation program, our Compensation Committee is committed to regular review and consideration of best practices in governance and executive compensation. Our Compensation Committee has adopted the following policies and practices.

	What We Do		What We Don’t Do
●	Pay-for-performance philosophy designed to emphasize compensation tied to creation of stockholder value	●	No excise tax gross-ups upon a change in control
●	Retention of an independent compensation consultant who is prohibited from performing any other services to the Board or Company	●	No significant perquisites and no gross-ups on perquisites
●	Multiple performance metrics for annual and long-term incentive compensation; different metrics used for each plan	●	No excessive severance or change in control protection
●	Maximum cap on our incentive award payouts	●	No repricing or replacement of stock options without stockholder approval
●	Deliver a substantial portion of executives’ target total direct compensation in the form of variable, “at risk,” performance-based compensation	●	No hedging and pledging permitted by our executives and directors
●
Robust compensation governance practices, including annual CEO performance evaluation by our independent directors and a comprehensive process for setting performance goals with use of independent compensation consultant

●	Double trigger provisions for accelerated vesting of equity awards upon a change in control
●	Stock ownership guidelines (5x base salary for our CEO, 3x base salary for our CFO, and 1x for our other NEOs)
●	Guard against competitive harm by obtaining our executives’ agreement to non-competition compensation forfeiture clauses and other restrictive covenants
●	Apply clawback obligations to annual cash incentive and performance-based equity awards for executive officers pursuant to our clawback policy and our stock incentive plan

Peer Group

The Compensation Committee believes it is important to understand the relevant market for executive talent to ensure that AdvanSix’s executive compensation program is competitive and supports the attraction and retention of highly qualified executives. The Committee also believes that market information is useful as one relevant factor in assessing the reasonableness of compensation paid to our executive officers.

Following the spin-off, the Compensation Committee retained an independent compensation consultant to advise with respect to establishing a peer group of companies for use in connection with compensation benchmarking, review of market practices and relative performance evaluations. The following selection criteria were used in determining the peer group: size (revenues generally within the range of .5 - 2x AdvanSix’s projected revenue), industry (chemicals industry), operating complexity (focused on organizations with vertical integration), location/geographic reach (U.S. based organizations with global distribution) and availability of data (publicly traded companies). In addition, given the frequent M&A activity in the chemicals industry, the independent compensation consultant targeted a group of 15-20 companies so that the peer group included a sufficient number of companies to provide a robust data set.

In January 2017, the Compensation Committee approved the following peer companies, as recommended by its independent compensation consultant, to be used in determining 2017 compensation for our executive officers as well as our directors (which we refer to in this proxy statement as our "Compensation Peer Group" or our "peer group"):

A. Schulman Inc.	Hawkins Inc.	Kraton Corp.	Sensient Technologies Corp.
Cabot Corp.	H.B. Fuller	LSB Industries Inc.	Stepan Co.
Calgon Carbon	Ingevity Corp.	Minerals Technologies Inc.	Tredegar Corp.
Chemtura Corp	Innophos Holdings Inc.	Omnova Solutions Inc.	W.R. Grace
Ferro Corp.	Innospec Inc.	Quaker Chemical Corp.

As compared to the peer group, AdvanSix ranked at approximately the 50th percentile with respect to total revenues, operating income and net income and at the 35th percentile with respect to total assets based on trailing twelve month data presented to the Compensation Committee in January 2017.

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In February 2018, the Compensation Committee approved modifications to the peer group, as recommended by its independent compensation consultant, to eliminate companies that were acquired or no longer meet our peer group selection criteria and to add new companies to ensure that we can continue to review a robust data set of 15 to 20 companies. The Committee's independent compensation consultant recommended, and the Committee approved, (i) the removal of the following companies from the peer group: Calgon Carbon, Chemtura and LSB Industries; and (ii) the addition of the following companies to the peer group: GCP Applied Technologies and Trinseo.

NEO Employment Letter Agreements

The Employment Letter Agreements entered into by our NEOs were determined and negotiated by Honeywell management in advance of the spin-off utilizing an independent compensation consultant. Following the spin-off, the Board and Compensation Committee reviewed the Employment Letter Agreements and, in consultation with the Compensation Committee's independent compensation consultant, determined them to be appropriate.

In April 2016, Ms. Kane entered into a letter agreement providing for Ms. Kane’s appointment as our President and Chief Executive Officer effective upon the spin-off. The letter agreement established Ms. Kane’s starting base salary of $600,000 and annual target incentive opportunity of 100% of annual base salary. The agreement further provided that following the spin-off, Ms. Kane would be eligible to receive long-term incentive compensation awards with a target value equal to 375% of Ms. Kane’s annual base salary and would also be entitled to participate in the benefit programs that we offer to our employees generally.

In May 2016, each of Michael Preston, John M. Quitmeyer and Jonathan Bellamy, and in August 2016, Christopher Gramm entered into letter agreements. The letter agreements provide that Messrs. Preston, Quitmeyer, Bellamy and Gramm would become, respectively, our Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel and Corporate Secretary; Senior Vice President and Chief Human Resources Officer; and Vice President and Controller, in each case effective upon the spin-off. Under the terms of the applicable agreement, the executives are entitled to the following starting base salaries and annual target incentive opportunities as a percentage of base salary: Mr. Preston, $400,000 and 70%, Mr. Quitmeyer, $500,000 and 75%, Mr. Bellamy, $330,000 and 60%, and Mr. Gramm $270,000 and 35%. The agreements further provided that following the spin-off, the executives would be eligible to receive long-term incentive compensation opportunities with a target value equal to a percentage of annual base salary, 150% in the case of Messrs. Preston and Quitmeyer and 100% in the case of Messrs. Bellamy and Gramm, and would be entitled to participate in the benefit programs that we offer to our employees generally.

Details on Program Elements and Related 2017 Compensation Decisions

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on scope of responsibility, years of experience and performance, with reference to market data (but are not targeted to a specific competitive position). Following the spin-off, the base salaries of our NEOs were established pursuant to their respective Employment Letter Agreements. Effective upon the spin-off, the annual base salaries of our NEOs were as follows: Ms. Kane, $600,000; Mr. Preston, $400,000; Mr. Quitmeyer, $500,000; Mr. Bellamy, $330,000; and Mr. Gramm, $270,000. On February 26, 2017, the Compensation Committee approved a 2.75% merit-based salary increase to the annual base salaries of our NEOs resulting in the following annual base salaries of our NEOs: Ms. Kane, $616,500; Mr. Preston, $411,000; Mr. Quitmeyer, $513,750; Mr. Bellamy, $339,075; and Mr. Gramm, $277,425.

On February 26, 2018, in consultation with the independent compensation consultant and a review of peer benchmarking data, the Compensation Committee approved a 9.49% merit-based salary increase to Ms. Kane, a 6% merit-based salary increase to Mr. Preston and a 3% merit-based salary increase to Mr. Quitmeyer, Mr. Bellamy and Mr. Gramm, resulting in the following annual base salaries of our NEOs, effective March 26, 2018: Ms. Kane, $675,000; Mr. Preston, $435,660; Mr. Quitmeyer, $529,163; Mr. Bellamy, $349,247; and Mr. Gramm, $285,748.

Short-Term Incentive Awards

Short-term incentive awards are intended to motivate and reward executives for achieving annual corporate and individual goals in key areas of financial and operational performance.

In February 2017, the Compensation Committee established an annual cash incentive plan for 2017 to ensure alignment with the Company’s business objectives and compensation philosophy while also taking into consideration a review of market practice confirmed by its independent compensation consultant. The plan used an umbrella bonus plan approach whereby our bonus pool was funded with 5% of EBITDA for the year ended December 31, 2017, intending to deduct the amount of the incentive plan payouts under Section 162(m) of the Code. Each covered NEO (which, for 162(m) purposes, included our CEO, General Counsel, Chief Human Resources Officer and Controller) is assigned a specified percentage of the funded bonus pool, which represents his or her maximum potential payout opportunity, and the Compensation Committee may exercise discretion to reduce this maximum

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potential payout amount to the amount which the NEO actually earned under the operational performance metrics established at the beginning of the plan year.

Under the operational plan established for 2017, our NEOs had the opportunity to earn a cash payment based on Company financial performance measured over the period from January 1, 2017 to December 31, 2017 and individual merit-based performance. The Company performance metrics for 2017 were based on the following measures:

Performance Measure	Weighting	Definition
EBITDA	60%	Earnings before interest, taxes, depreciation and amortization
Working Capital Turns	20%	Rolling 12 months sales divided by average 13 month working capital balance
Production Volume	20%	Key production volume

For performance achievement at the target level (100% of the specified performance metric), each NEO would earn his or her target award opportunity, which is expressed as a specified percentage of his or her base salary, as provided for in their respective Employment Letter Agreements. The target award opportunities for our NEOs for 2017 were: Ms. Kane, 100%; Mr. Preston, 70%; Mr. Quitmeyer, 75%, Mr. Bellamy, 60% and Mr. Gramm, 35%.

For performance achievement below the threshold level, no payment is earned. For performance achievement at the threshold level, each NEO would earn 50% of his or her target award opportunity, and for performance achievement at or above the maximum level, each NEO would earn a maximum amount of 200% of his or her target award opportunity. For performance achievement between threshold, target and maximum amounts, payout of awards will be interpolated. If actual performance falls below threshold for all three performance metrics, no incentive awards will be paid. The performance metrics defined for our 2017 annual incentive plan were:

Performance Measure	Threshold (50%)	Target (100%)	Maximum (200%)
EBITDA	$112 million	$140 million	$196 million
Working Capital Turns	17.7	22.1	28.1
Product Volume	2,005 million lbs.	2,110 million lbs.	2,217 million lbs.

Each NEO’s award was generally determined as follows: base salary x target award opportunity % x financial performance %.

Under our annual cash incentive plan, actual performance results are subject to further adjustment for the cumulative effect of changes in accounting treatment, impact of acquisitions and divestitures, discontinued operations and restructuring charges. For 2017, we achieved the following results with respect to our financial performance measures, with no adjustments.

Performance Measure	Actual	Achievement %
EBITDA	$201 million	200%
Working Capital Turns	22.1	100%
Product Volume	2,110 million lbs.	100%

Each NEO’s individual performance is evaluated by the Compensation Committee with a focus on behaviors and achievement of goals. The Compensation Committee reviewed and considered the key 2017 activities and accomplishments for each individual NEO, further described below, as input for determining whether to exercise positive or negative discretion with respect to annual incentive payout. Our Compensation Committee determined that the individual performance of each of our NEOs was strong and did not further adjust the annual incentive payout which was calculated based on achievement of the performance measures described above.

Based on achievement of Company financial performance measures as described in the table above, and a review of individual performance goals for 2017, the Compensation Committee approved payouts under our 2017 annual cash incentive plan as follows:

	Company Financial Performance Achievement	x	Target Award Opportunity	=	Actual 2017 Annual Incentive Plan Award
Erin N. Kane	160%		$616,500		$986,400
Michael Preston	160%		$287,700		$460,320
John M. Quitmeyer	160%		$385,313		$616,501
Jonathan Bellamy	160%		$203,445		$325,512
Christopher Gramm	160%		$97,099		$155,358

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Payments under the 2017 annual incentive compensation program were made in the first quarter of 2018 following certification of performance results by the Compensation Committee.

Long-Term Incentive Compensation

In February 2017, the Compensation Committee established our long-term incentive award program for 2017 to ensure alignment with the Company’s business objectives and compensation philosophy, while also taking into consideration a review of market practice confirmed by its independent compensation consultant. The Compensation Committee determined to award long-term incentive awards in the form of:

	Terms	Weighting for CEO	Weighting for Other NEOs
Performance Stock Units (PSUs)	3 year performance period	50%	33.3%
Restricted Stock Units (RSUs)	Service-based vesting; cliff vest after 3 years	25%	33.3%
Stock Options	Ratable vesting over 3 years; 10 year option term	25%	33.3%

The NEOs’ target award values for their 2017 long-term incentive awards were determined as a specified percentage of their annual base salary as provided for in their Employment Letter Agreements, as described above under “NEO Employment Letter Agreements.”

Performance Stock Units. In choosing the relevant performance measures for our PSU grants, the Compensation Committee considered that an average three-year Return on Investment (“ROI”) is aligned with stockholder interests because AdvanSix is capital intensive and ROI has a high correlation to stockholder return. With respect to cumulative earnings per share (“EPS”), the Compensation Committee considered this measure’s direct relationship to valuation and that EPS is a key driver of stockholder return.

The Compensation Committee established the relevant metrics based on internal operating budget targets as well as peer group data. We do not disclose the specific, forward-looking ROI or EPS goals that we established for the PSU awards granted in 2017 because these goals relate to executive compensation to be earned and/or paid in future years and we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. See the Grants of Plan-Based Awards-Fiscal Year 2017 Table in this proxy statement for additional information regarding the PSU grants made to our NEOs in 2017.

For performance achievement below the threshold level, no shares are earned. For performance achievement at the threshold level, each NEO would earn 50% of his or her target award, and for performance achievement at or above the maximum level, each NEO would earn a maximum amount of 200% of his or her target award. For performance achievement between threshold, target and maximum amounts, the number of shares earned will be interpolated. If actual performance falls below threshold for all three performance metrics, no shares are earned.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive one share of our common stock on a set vesting date subject to continued employment through that date. RSUs provide incentive to drive share price appreciation while encouraging retention.

Stock Options. A stock option represents the right to purchase shares of our common stock at a specified per share price known as the exercise price. Under the terms of our incentive plan, the exercise price of our stock options is equal to the average of the high and low sales price of our common stock on the date of grant. The Compensation Committee believes that stock options are a highly effective long-term incentive vehicle as they only have value if the price of the Company’s stock appreciates, thereby directly aligning compensation value with shareowner value creation. Each option is subject to vesting requirements over three years, encouraging retention.

Other AdvanSix Compensation & Benefit Programs

In addition to the annual and long-term compensation programs described above, we provide our executive officers with the benefits, retirement plans and limited perquisites summarized below.

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Severance Benefits

In November 2017, our Compensation Committee adopted the AdvanSix Inc. Executive Severance Pay Plan (“Severance Plan”) for executive officers, which supersedes any severance entitlement provided for in the Employment Letter Agreements. The purpose of the severance program is to provide financial protection upon loss of employment at market competitive rates. The severance terms for the NEOs were established in connection with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure continuity of management.

The Severance Plan provides participants with certain severance benefits in the event of a covered termination, which includes: (i) an involuntary termination of employment by the Company, subject to certain exceptions enumerated in the Severance Plan; and (ii) voluntary termination of employment by a participant for Good Reason, as defined in the Severance Plan.

In the event of a covered termination occurring outside of the Change in Control Period, which is the twenty-four month period following the occurrence of a Change in Control, as defined in the Severance Plan, each participant would be entitled to receive a lump sum cash payment in an amount equal to:

•	For our CEO: 2x the sum of her base salary plus prior year’s target bonus

•	For each other participant: 1x the sum of his or her base salary plus prior year’s target bonus

In the event of a covered termination occurring during the Change in Control Period, each participant would be entitled to receive:

•
For our CEO: (i) a lump-sum cash payment in an amount equal to 3x the sum of her base salary plus target bonus; and (ii) in the event that she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her COBRA coverage for 36 months

•
For each other participant: (i) a lump-sum cash payment in an amount equal to 2x the sum of his or her base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for 24 months

A participant’s right to receive benefits under the Severance Plan is conditioned, among other things, on the participant timely executing and not revoking an effective release of claims against the Company, its officers, directors and employees and the participant’s agreement to abide by certain restrictive covenants, in the Compensation Committee’s discretion. The Severance Plan also reserves the right of the Compensation Committee to cancel benefits under the Severance Plan in the event a participant engages in any activity that is considered detrimental to the Company’s interests.

Each participant shall be solely responsible for any tax liabilities incurred by him or her in connection with the Severance Plan. In the event that a participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Severance Plan includes a “net best” provision whereby a participant would be entitled to the greater after-tax benefit of either: (i) his or her full severance benefits, for which the participant is responsible for the payment of any applicable Section 4999 excise tax; or (ii) his or her severance benefits cut back to the maximum amount that would result in no Section 4999 excise tax for the participant.

The Compensation Committee may amend or terminate the Severance Plan at any time in accordance with its terms, provided that during the Change in Control Period and during a specified period prior to a Change in Control, the Severance Plan may not be amended or terminated in any manner adverse to the interests of the participants.

The compensation that could be received by our NEOs in connection with various termination scenarios occurring on December 31, 2017 is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Plans and Nonqualified Deferred Compensation Plan

Under the terms of the Separation and Distribution Agreement, we were required to adopt a qualified defined benefit retirement plan with terms materially consistent with the terms of Honeywell’s Retirement Earnings Plan (“Honeywell REP”). In October 2016, our Board adopted the AdvanSix Inc. Retirement Earnings Plan (“Retirement Plan”). Each of our NEOs who was an active participant in the Honeywell REP is a participant in our Retirement Plan and earns a benefit under a formula substantially identical to the formula which applied to the participant under the Honeywell REP, except that any benefit earned under our Retirement Plan will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The material terms of our Retirement Plan are explained below under “Pension Benefits-Fiscal Year 2017.”

We were also required under the Separation and Distribution Agreement to adopt a broad-based defined contribution plan, or 401(k) plan. On January 1, 2017, the Company established the AdvanSix Inc. Savings Plan (“Savings Plan”). The Savings Plan allows eligible employees to contribute a portion of their cash compensation on a tax-deferred basis to save for their future retirement

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needs. The Company matches 50% of the first 8% of contributions for employees covered by a collective bargaining agreement and matches 75% of the first 8% of the employee’s contribution election for all other employees. The Company may also provide an additional discretionary retirement savings contribution which is at the sole discretion of the Company. In addition, employees who were participants in Honeywell’s 401(k) plan were eligible to receive a special one-time contribution in an amount equal to the matching contributions the participant would have received under the Honeywell 401(k) plan from October 2, 2016 through December 31, 2016. Matching contributions vest after three years of service, including service at Honeywell. Further, in March 2017, each of our executive officers received a one-time interest payment relating to the interest they would have received under the Honeywell 401(k) plan from October 2, 2016 through December 31, 2016. See footnote 7 to the "2017 Summary Compensation Table" below.

In September 2017, the Board, upon the recommendation of the Compensation Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (the "DCP"), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which designated eligible executives, including our named executive officers, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable. The DCP also permits the Company to make contributions to the accounts of employee participants. Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. The material terms of the DCP are explained below under “Nonqualified Deferred Compensation-Fiscal Year 2017.”

Benefits and Perquisites

Our NEOs are eligible to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. Our NEOs participate in these programs on the same basis as the rest of AdvanSix’s salaried employees. We also maintain excess liability coverage for senior management personnel, including our NEOs, as well as a relocation program providing for reimbursement of certain relocation expenses.

Stock Ownership Guidelines

The Compensation Committee believes that our executives will more effectively pursue our stockholders’ long-term interests if our executives hold substantial amounts of our stock. Accordingly, in January 2017, our Compensation Committee adopted minimum stock ownership guidelines for all executive officers.

Under these guidelines, our executive officers must hold shares of AdvanSix common stock equal in value to the following multiples of their current base salary:

CEO	5x base salary
CFO	3x base salary
Other executive officers	1x base salary

Shares used in determining whether these guidelines are met include shares held personally or beneficially owned and RSUs subject to service-based vesting conditions. Unvested performance stock units and stock options, whether vested or unvested, do not count towards an executive’s ownership. Executives have five years from the date they become subject to the guidelines to meet the ownership requirement. Until an executive has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs and performance stock units and upon the exercise of stock options.

As of April 2, 2018, each of the Company's executives has satisfied the stock ownership guidelines.

Clawback Policy

In June 2017, the Compensation Committee adopted a clawback policy which applies to executive officers and certain other key employees. In developing the policy, the Compensation Committee obtained the advice of its independent compensation consultant which advised that the policy is consistent with market practice. The policy applies to all performance-based compensation, including both annual short-term incentive awards and performance-based long-term incentive awards (PSUs). The policy is triggered, at the discretion of the Compensation Committee, if there is a restatement of the financial results of the Company and the covered executives would have received a lower incentive payout had they been calculated on the restated financials. The Compensation Committee may seek to recover excess compensation, as it deems appropriate, following consideration of: the likelihood of success of recoupment versus the cost and effort involved, whether any fraud, gross negligence, illegal conduct or other misconduct materially contributed to the need for a restatement, whether recoupment may prejudice the Company’s interests, the time that has lapsed since the misconduct, and any pending legal proceedings related to the misconduct.

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Hedging and Pledging

It is our policy that pledging AdvanSix securities or using AdvanSix securities to support margin debt by all employees and directors is prohibited.

Hedging by employees and directors is prohibited. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to offset any decrease in the market value of AdvanSix stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

Employees and directors are prohibited from engaging in short sales of AdvanSix securities. Selling or purchasing puts or calls or otherwise trading in or writing options on AdvanSix securities by employees and directors is also prohibited.

Risk Oversight Considerations

AdvanSix subscribes to a “pay-for-performance” philosophy. As such:

•
A substantial portion of our NEOs’ target compensation is “at risk” with the value of one or more elements of compensation tied to the achievement of financial and other measures the Company considers important drivers of stockholder value.

•
Long-term incentive compensation for our NEOs makes up a larger percentage of an employee’s target total direct compensation than annual incentive compensation. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance and align the interests of employees with those of stockholders.

•
The maximum payout for both the annual and long-term incentive compensation is generally capped at 200% of target or the specified bonus pool percentage, as applicable. The Compensation Committee also has discretionary authority to reduce annual incentive payments, including to zero.

•
We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial and individual goals.

•	Base salaries are positioned to be consistent with executives’ responsibilities so as not to motivate excessive risk-taking to achieve financial security.

•
Our executive officers and directors are subject to stock ownership guidelines which help to promote longer term perspectives and align the interests of our executive officers and directors with those of our stockholders.

•	Our Compensation Committee does not generally accelerate equity vesting absent unique and special circumstances.

•	We prohibit our executives and directors from hedging or pledging AdvanSix securities.
Our Compensation Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies or practices create risks that are reasonably likely to have a material adverse impact on the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as in effect prior to 2018, restricted deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs (excluding the Chief Financial Officer). Compensation that qualified as “performance-based” compensation under Section 162(m) was not subject to this cap on deductibility. The Compensation Committee’s general policy was to preserve the deductibility of NEO compensation under Section 162(m) by awarding certain compensation intended to qualify as “performance-based,” while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. Awards under our annual cash incentive plan, as well as PSU and stock option awards granted under our long-term incentive program, were intended to qualify as “performance-based” compensation under Section 162(m). Nevertheless, the Compensation Committee authorized payments that were not deductible based on the belief that such payments were in the best interests of the Company and its stockholders and consistent with the objectives of the Company’s executive compensation program. Section 162(m) also imposed a number of technical requirements that must be met for awards to qualify for deduction, and there can be no assurance that “performance-based” awards will be fully deductible under all circumstances.

30 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) (the “Tax Act”) was signed into law. Under the Tax Act, the exemption from Section 162(m)’s deduction limit for “performance-based” compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee considered the impact of the Tax Act on the structure of the Company’s executive compensation programs and determined that no modifications were required at this time. The Compensation Committee reserves its discretion to approve nondeductible compensation where necessary to achieve our overall compensation objectives and to ensure that the Company make appropriate payments to its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2017.

The Compensation Committee

Daniel F. Sansone, Chair
Todd D. Karran
Sharon S. Spurlin

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 31

2017 SUMMARY COMPENSATION TABLE

The following tables provide information concerning compensation paid to our NEOs for fiscal year 2017. Because our NEOs were not previously named executive officers at Honeywell, no historical compensation for 2015 (other than Ms. Kane) is shown. Amounts for 2016 include payments by Honeywell prior to the spin-off, as specified in the footnotes following the table.

Named Executive Officer and Principal Position	Year		Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation
Erin N. Kane, President and Chief Executive Officer	2017		$612,058	$—	$1,687,551	$562,650	$986,400	$—	$15,399	$3,864,058
	2016		$363,296	$201,840	$6,683,587	$141,015	—	$40,079	$13,822	$7,443,639
	2015	(8)	$259,125	$97,000	$139,266	$137,840	$162,150	$33,428	$14,112	$842,921
Michael Preston, Senior Vice President and Chief Financial Officer	2017		$408,039	$—	$400,006	$200,032	$460,320	$—	$82,043	$1,550,440
	2016		$297,754	$123,829	$2,281,000	$125,341	—	$32,178	$48,418	$2,908,520
John M. Quitmeyer, Senior Vice President, General Counsel, Corporate Secretary	2017		$510,048	$—	$499,982	$250,042	$616,501	$65,714	$31,337	$1,973,624
	2016		$442,758	$227,736	$2,387,000	$219,366	—	$88,043	$21,449	$3,386,352
Jonathan Bellamy, Senior Vice President and Chief Human Resources Officer	2017		$336,632	$—	$219,998	$110,019	$325,512	$—	$49,922	$1,042,083
	2016		$272,308	$106,482	$925,000	$47,005	—	$23,153	$133,192	$1,507,140
Christopher Gramm, Vice President, Controller	2017		$275,426	$—	$180,008	$90,023	$155,358	$—	$66,224	$767,039
	2016		$256,202	$83,305	$575,000	$101,846	—	$28,115	$157,994	$1,202,462

(1)
Amounts in this column for 2016 include base salary paid by Honeywell at the rate in effect prior to the spin-off on October 1, 2016 and base salary paid by AdvanSix at the rate in effect following the spin-off. See above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2017 Compensation Decisions-Base Salary” for additional information.

(2)
Amounts in this column for 2016 reflect (i) the annual incentive compensation payments to our NEOs for the portion of 2016 prior to the spin-off in accordance with their respective Employment Letter Agreements, and (ii) annual incentive compensation payments made by AdvanSix to our NEOs for the portion of 2016 following the spin-off.

(3)
Amounts in this column reflect the RSU awards and the PSU awards granted to our named executive officers under our 2017 long-term incentive award program. For these awards, the grant date fair value per share was $26.66 per share, calculated using the high and low sales price of a share of our stock on the grant date. A discussion of the assumptions used in the valuation of RSU and PSU awards made in fiscal year 2017 may be found in Note 15 to the Notes to the Financial Statements in our 2017 Form 10-K.

The grant date fair value of RSU awards granted in 2017 is as follows: Ms. Kane, $562,526; Mr. Preston, $200,003; Mr. Quitmeyer, $249,991; Mr. Bellamy, $109,999; and Mr. Gramm, $90,004.
The grant date fair value of PSU awards granted in 2017 is reflected in the table at target as follows: Ms. Kane, $1,125,025; Mr. Preston, $200,003; Mr. Quitmeyer, $249,991; Mr. Bellamy, $109,999; and Mr. Gramm, $90,004. The grant date fair value of PSU awards assuming maximum performance achievement is as follows: Ms. Kane, $2,250,050; Mr. Preston, $400,006; Mr. Quitmeyer, $499,982; Mr. Bellamy, $219,998; and Mr. Gramm, $180,008.

(4)
Amounts in this column reflect stock options granted to our named executive officers under our 2017 long-term incentive award program. Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant. These stock options were awarded with a Black-Scholes value of $10.48 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2017 may be found in Note 15 to the Notes to the Financial Statements in our 2017 Form 10-K.

(5)
Amounts in this column reflect payouts under our 2017 annual cash incentive program. See above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2017 Compensation Decisions-Short-Term Incentive Awards” for additional information.

(6)
Values represent the aggregate change in the present value of each NEO’s accumulated benefit under the AdvanSix Retirement Earnings Plan at December 31, 2016 and December 31, 2017 (see the "Pension Benefits-Fiscal Year 2017" table of this proxy statement for additional information). For NEOs with an aggregate change in pension value that was negative, the amount shown in the table is zero in accordance with SEC rules. For these NEOs, the actual change in pension value from December

32 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

31, 2016 to December 31, 2017 was as follows: Ms. Kane, $(1,235); Mr. Preston, $0; Mr. Bellamy, $(1,456); and Mr. Gramm, $(3,850). Amounts in this column for 2016 have been adjusted downward to reflect salary cap adjustments not taken into account in the 2016 Summary Compensation Table. No above-market interest is credited under our nonqualified deferred compensation plan.

(7)	For 2017, all other compensation consists of the following items:

ALL OTHER COMPENSATION

Item	Ms. Kane	Mr. Preston	Mr. Quitmeyer	Mr. Bellamy	Mr. Gramm
Matching Contributions	$13,500	$13,500	$14,758	$12,205	$64,159
Excess Liability Insurance	$1,250	$1,250	$1,250	$1,250	$1,250
Relocation	$—	$66,588	$14,634	$35,748	$262
401(k) One-Time Interest Payment	$99	$105	$95	$119	$103
Airline Club	$550	$600	$600	$600	$450

(8)
Amounts represent compensation paid to, earned by or accrued with respect to Ms. Kane for fiscal 2015 as a Honeywell employee. These amounts were reported in the executive compensation disclosures included in Amendment No. 5 to our Registration Statement on Form 10 dated and filed with the SEC on September 7, 2016 and declared effective by the SEC on September 8, 2016.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 33

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Named Executive Officer	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
	Type(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)
Erin N. Kane	RSU	3/8/2017	—	—	—	—	—	—	21,100	—	—	—	$562,526
	PSU	3/8/2017	—	—	—	21,100	42,199	84,398	—	—	—	—	$1,125,025
	NQSO	3/8/2017	—	—	—	—	—	—	—	53,688	$26.66	$26.38	$562,650
	AIP	2/26/2017	308,250	616,500	1,233,000	—	—	—	—	—	—	—	—
Michael Preston	RSU	3/8/2017	—	—	—	—	—	—	7,502	—	—	—	$200,003
	PSU	3/8/2017	—	—	—	3,751	7,502	15,004	—	—	—	—	$200,003
	NQSO	3/8/2017	—	—	—	—	—	—	—	19,087	$26.66	$26.38	$200,032
	AIP	2/26/2017	143,850	287,700	575,400	—	—	—	—	—	—	—	—
John M. Quitmeyer	RSU	3/8/2017	—	—	—	—	—	—	9,377	—	—	—	$249,991
	PSU	3/8/2017	—	—	—	4,689	9,377	18,754	—	—	—	—	$249,991
	NQSO	3/8/2017	—	—	—	—	—	—	—	23,859	$26.66	$26.38	$250,042
	AIP	2/26/2017	192,657	385,313	770,626	—	—	—	—	—	—	—	—
Jonathan Bellamy	RSU	3/8/2017	—	—	—	—	—	—	4,126	—	—	—	$109,999
	PSU	3/8/2017	—	—	—	2,063	4,126	8,252	—	—	—	—	$109,999
	NQSO	3/8/2017	—	—	—	—	—	—	—	10,498	$26.66	$26.38	$110,019
	AIP	2/26/2017	101,723	203,445	406,890	—	—	—	—	—	—	—	—
Christopher Gramm	RSU	3/8/2017	—	—	—	—	—	—	3,376	—	—	—	$90,004
	PSU	3/8/2017	—	—	—	1,688	3,376	6,752	—	—	—	—	$90,004
	NQSO	3/8/2017	—	—	—	—	—	—	—	8,590	$26.66	$26.38	$90,023
	AIP	2/26/2017	48,550	97,099	194,198	—	—	—	—	—	—	—	—

(1)	Award Type:
RSU = restricted stock unit subject to service-based vesting conditions
PSU = restricted stock unit subject to performance-based vesting conditions (value presented at target)
NQSO = nonqualified stock option subject to service-based vesting conditions
AIP = annual cash incentive awards
(2) Represents our NEOs’ potential threshold, target and maximum award opportunities under our annual cash incentive program for 2017 performance. The amount reported for threshold assumes achievement of threshold performance with respect to each of the metrics under the 2017 plan (EBITDA, Working Capital Turns and Production Volume). Amounts actually paid for 2017 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(3) Represents the potential threshold, target and maximum number of shares that our NEOs may earn with respect to 2017 PSU grants under our 2017 long-term incentive program for the performance period commencing January 1, 2017 and ending December 31, 2019. The amount reported for threshold assumes achievement of threshold performance with respect to each of the applicable performance metrics (Average Return on Investment and Cumulative Earnings Per Share). The number of shares earned pursuant to these awards, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics.

34 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Erin N. Kane	3/8/2017		53,688	(2)	$26.66	3/8/2027	21,100	(3)	$887,677	84,398	$3,550,624
	10/3/2016	—	—		—	—	407,288	(4)	$17,134,606	—	—

Michael Preston	3/8/2017		19,087	(2)	$26.66	3/8/2027	7,502	(3)	$315,609	15,004	$631,218
	10/3/2016	—	—		—	—	139,001	(4)	$5,847,772	—	—

John M. Quitmeyer	3/8/2017		23,859	(2)	$26.66	3/8/2027	9,377	(3)	$394,490	18,754	$788,981
	10/3/2016	—	—		—	—	145,461	(4)	$6,119,544	—	—

Jonathan Bellamy	3/8/2017		10,498	(2)	$26.66	3/8/2027	4,126	(3)	$173,581	8,252	$347,162
	10/3/2016	—	—		—	—	56,369	(4)	$2,371,444	—	—

Christopher Gramm	3/8/2017		8,590	(2)	$26.66	3/8/2027	3,376	(3)	$142,028	6,752	$284,057
	10/3/2016	—	—		—	—	35,040	(4)	$1,474,133	—	—

(1)	Calculated using the closing market price of our common stock on December 29, 2017 ($42.07).

(2)	Options scheduled to vest in three equal annual installments on the first three anniversaries of the grant date.

(3)	RSUs scheduled to vest on the third anniversary of the grant date.

(4)
Special, one-time RSUs awarded to our NEOs following the spin-off intended as “founders' grants” and as replacement grants for Honeywell awards forfeited in connection with the spin-off. These awards are scheduled to vest on the third anniversary of the grant date.

(5)
PSUs scheduled to vest following the conclusion of a three-year performance period ending on December 31, 2019 based on actual performance achievement measured against the pre-established performance metrics. Amount reported is based on performance through December 31, 2017 and represents the maximum number of shares which may be earned.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 35

EQUITY COMPENSATION PLAN INFORMATION TABLE

As of December 31, 2017 information about our equity compensation plans is as follows:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Plan category	(a)	(b)	(c)
Equity compensation plan approved by security holders	1,264,888	$26.66	2,085,112
Equity compensation plans not approved by security holders	—	—	—
Total	1,264,888	$26.66	2,085,112

(1)
Equity compensation plan approved by stockholders in column (a) of the table includes the 2016 Stock Incentive Plan for AdvanSix Inc. and its Affiliates. RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Common Stock to be issued upon vesting will be lower than what is reflected on the table because the value of shares required to meet employee tax withholding requirements are not issued to the participant. PSUs included in column (a) of the table represent PSUs assuming achievement of target performance with respect to each of the applicable performance metrics (Average Return on Investment and Cumulative Earnings Per Share). The number of shares earned pursuant to PSUs, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics, and actual shares of Common Stock issued upon vesting will be lower than earned because the value of shares required to meet employee tax withholding requirements are not issued to the participant.

(2)
Column (b) relates to stock options and does not include any exercise price for RSUs because an RSU’s value is dependent upon attainment of certain performance goals or continued employment or service and they are settled for shares of Common Stock on a one-for-one basis.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2017

The following table provides additional information about the value realized by our NEOs upon exercises of option awards and vesting of stock awards during the year ended December 31, 2017. None of our NEOs exercised any stock options or held any restricted stock that vested during 2017.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Erin N. Kane	—	—	—	—
Michael Preston	—	—	—	—
John M. Quitmeyer	—	—	—	—
Jonathan Bellamy	—	—	—	—
Christopher Gramm	—	—	—	—

PENSION BENEFITS—FISCAL YEAR 2017

The following table provides summary information about the pension benefits that have been earned by our NEOs under the AdvanSix Retirement Earnings Plan (the “ASIX REP”). The ASIX REP is a tax-qualified pension plan in which a significant portion of AdvanSix U.S. employees participate and which, as a broad-based pension plan, is subject to tax requirements that impose dollar limitations on the benefits that can be provided.

36 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Erin N. Kane	ASIX REP	15.1	$0
Michael Preston	ASIX REP	16.3	$0
John M. Quitmeyer	ASIX REP	20.7	$81,677
Jonathan Bellamy	ASIX REP	12.1	$0
Christopher Gramm	ASIX REP	21.0	$0

See Note 10 “Postretirement Benefit Obligations” to our consolidated financial statements in our 2017 Form 10-K for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

ASIX REP—Summary

The ASIX REP is a tax-qualified pension plan in which a significant portion of our employees participate, but only those employees who were active participants in the Honeywell REP and became ASIX employees as of the date of the spin. Not all ASIX employees participate in a pension plan because Honeywell closed entrance into all of its defined benefit pension plans in various years prior to the spin, the dates depending on the formula.

The ASIX REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the ASIX REP for higher-paid employees represent a much smaller fraction of current income than can be paid to less highly paid employees.

The ASIX REP has multiple formulas within it which are used to determine participants’ plan benefits. The pension benefit of Ms. Kane, Mr. Preston, Mr. Bellamy and Mr. Gramm are determined under the following formula: 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces the highest average) multiplied by years of credited service (“RE formula”). Compensation for purposes of the RE formula includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The RE formula includes annual compensation in the year in which it was paid. The amount of compensation that may be used in calculating the RE formula is limited by tax rules. Participants in the RE formula vest after three years of service with Honeywell. Those participants not vested at spin will continue to earn vesting service through employment at ASIX. Ms. Kane, Mr. Preston, Mr. Bellamy and Mr. Gramm are vested in the ASIX REP (RE formula) based on their prior Honeywell service. There is no early retirement subsidy. Payment of the balance in the ASIX REP (RE formula) is made at termination in either a lump sum or in monthly annuities depending on participant election. Due to decreases in interest rates, the value of the Honeywell qualified plan offsets increased faster than the AdvanSix qualified plan benefits, producing a net ASIX REP benefit of $0 at December 31, 2017 for those in the RE formula.

The pension benefit of Mr. Quitmeyer is determined under the Allied Salaried formula that provides a single life annuity equal to: 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) multiplied by years of credited service (up to 25 years), minus 64% of estimated Social Security benefits. The final average compensation and Social Security components of the formula were frozen previously. Compensation for purposes of the Allied Salaried formula includes the same components as the RE formula, but bonus is included in the year earned, rather than the year paid. Mr. Quitmeyer is fully vested in his pension benefit and pension eligible based on his age and years of service. Mr. Quitmeyer’s final average compensation is frozen at $21,250 per month; however, he remains eligible to continue to accrue credited service (up to 25 years).

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2017

In September 2017, the Board, upon the recommendation of the Compensation Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (“DCP”), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which designated eligible executive officers, including our named executive officers, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable. The DCP also permits the Company to make contributions to the accounts of employee participants. Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds (in any combination of the funds offered as investment options under the DCP) in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The DCP includes a Company stock unit fund which is only available to non-employee director participants.

The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested, and the participant may change his or her choice of funds at any time. All amounts credited under the DCP, with

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 37

the exception of any contributions which may be made by the Company, are immediately vested. Upon a participant's death or a change in control, unvested amounts vest in full. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any amounts held in their DCP accounts.

Under the DCP, each participant’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the participant’s elections, the terms of the DCP and subject to Section 409A of the Code. Participants may receive a distribution earlier than initially elected in the event of a financial hardship. Participants may also elect to receive distributions of their accounts in a lump sum upon a change in control. Distributions to employee participants will be made solely in cash.

The Board may amend or terminate the DCP at any time in accordance with the terms of the DCP. The deferred compensation obligations under the DCP are unsecured general obligations of the Company to pay the deferred compensation of participants in the DCP. The deferred compensation obligations under the DCP will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The following table reflects contributions under our nonqualified deferred compensation table made by our NEOs and AdvanSix for the year ended December 31, 2017, earnings (the net of the gains and losses on funds, as applicable), distributions, and the ending balance as of December 31, 2017. Because the DCP was not effective until January 1, 2018, no amounts are reflected for our NEOs with the exception of Mr. Gramm. In 2015, while employed at Honeywell, Mr. Gramm elected to defer his bonus payable in 2017 under Honeywell’s Deferred Incentive Compensation Program, but the payment could not be deferred under the Honeywell plan as a result of the spin-off. Accordingly, upon establishment of the DCP, the Company made a contribution to Mr. Gramm’s DCP account reflecting his deferred bonus amount plus interest for the period March 15, 2017 to December 31, 2017 which is reflected in the table below.

Named Executive Officer	Executive Contributions for 2017	Registrant Contributions for 2017	Aggregate Earnings in 2017	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/17
Erin N. Kane	$—	$—	$—	$—	$—
Michael Preston	$—	$—	$—	$—	$—
John M. Quitmeyer	$—	$—	$—	$—	$—
Jonathan Bellamy	$—	$—	$—	$—	$—
Christopher Gramm	$—	$51,048	$—	$—	$51,048

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes estimated payments and benefits to which our NEOs would be entitled upon the hypothetical occurrence of various termination scenarios or a change in control. The information in the table below is based on the assumption, in each case, that the termination of employment occurred on December 31, 2017. None of these termination benefits are payable to NEOs who voluntarily quit (other than voluntary resignations for good reason as specified) or whose employment is terminated by us for cause. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table.

38 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause or by the NEO for Good Reason		Death		Disability		Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company, Without Cause, By NEO for Good Reason within 24 months after Change in Control
Cash Severance (Base Salary + Bonus)	Erin N. Kane	$2,466,000	(1)	$—		$—		$—	$3,699,000	(1)
	Michael Preston	$698,700	(1)	$—		$—		$—	$1,397,400	(1)
	John M. Quitmeyer	$899,063	(1)	$—		$—		$—	$1,798,125	(1)
	Jonathan Bellamy	$542,520	(1)	$—		$—		$—	$1,085,040	(1)
	Christopher Gramm	$374,524	(1)	$—		$—		$—	$749,048	(1)
Annual Incentive Compensation (Year of Termination)	Erin N. Kane	$—		$986,400	(2)	$986,400	(2)	$—	$616,500	(2)
	Michael Preston	$—		$460,320	(2)	$460,320	(2)	$—	$287,700	(2)
	John M. Quitmeyer	$—		$616,501	(2)	$616,501	(2)	$—	$385,313	(2)
	Jonathan Bellamy	$—		$325,512	(2)	$325,512	(2)	$—	$203,445	(2)
	Christopher Gramm	$—		$155,358	(2)	$155,358	(2)	$—	$97,099	(2)
COBRA Payment	Erin N. Kane	$—		$—		$—		$—	$—	(3)
	Michael Preston	$—		$—		$—		$—	$18,528	(3)
	John M. Quitmeyer	$—		$—		$—		$—	$18,528	(3)
	Jonathan Bellamy	$—		$—		$—		$—	$18,696	(3)
	Christopher Gramm	$—		$—		$—		$—	$24,444	(3)
Outstanding Equity Awards	Erin N. Kane	$—		$19,441,386	(4)	$19,441,386	(4)	$—	$20,624,927	(4)
	Michael Preston	$—		$6,562,715	(4)	$6,562,715	(4)	$—	$6,773,121	(4)
	John M. Quitmeyer	$—		$7,013,199	(4)	$7,013,199	(4)	$—	$7,276,192	(4)
	Jonathan Bellamy	$—		$2,764,659	(4)	$2,764,659	(4)	$—	$2,880,380	(4)
	Christopher Gramm	$—		$1,795,876	(4)	$1,795,876	(4)	$—	$1,890,561	(4)
Benefits and Perquisites	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	John M. Quitmeyer	$—		$—		$—		$—	$—
	Jonathan Bellamy	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
All Other— Payments/Benefits	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	John M. Quitmeyer	$—		$—		$—		$—	$—
	Jonathan Bellamy	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
Total	Erin N. Kane	$2,466,000		$20,427,786		$20,427,786		$—	$24,940,427
	Michael Preston	$698,700		$7,023,035		$7,023,035		$—	$8,476,749
	John M. Quitmeyer	$899,063		$7,629,700		$7,629,700		$—	$9,478,158
	Jonathan Bellamy	$542,520		$3,090,171		$3,090,171		$—	$4,187,561
	Christopher Gramm	$374,524		$1,951,234		$1,951,234		$—	$2,761,152

(1)
Amounts represent each NEO’s lump sum cash severance payment under the AdvanSix Inc. Executive Severance Pay Plan. See above under the Compensation Discussion and Analysis under “Other AdvanSix Compensation & Benefit Programs - Severance Benefits” for a description of the terms of the Executive Severance Pay Plan.

(2)
Under the terms of the AdvanSix Inc. 2017 Annual Incentive Plan, a participant must be employed on the payout date to receive his or her payout subject to certain exceptions. If a participant dies or becomes disabled during the annual performance period, he or she will receive a prorated award based on actual performance achievement. If a participant’s employment is involuntarily terminated other than for cause within 24 months after a change in control, he or she will receive a prorated target award.

(3)
Amounts represent each NEO’s entitlement under the AdvanSix Inc. Executive Severance Pay Plan to a lump sum cash payment representing the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for the specified severance period.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 39

(4)
Amounts represent the value associated with accelerated vesting of the unvested AdvanSix PSU, RSU and stock option awards. The values are based on the closing market price per share of AdvanSix common stock ($42.07) on December 29, 2017.

Upon death or disability, unvested RSUs and stock options vest in full. Unvested PSUs vest on a prorated basis, with such proration based on the portion of the performance period during which the grantee was employed prior to termination due death or disability, with the number of shares earned based upon actual performance achievement during the three-year performance period. Any earned PSUs are paid following the end of the performance period at the same time they are paid to grantees generally. The amount reported in these columns for PSUs reflects 1/3 of the 2017 PSU awards at target.
Upon a change in control, unvested PSUs, RSUs, and stock options remain outstanding and do not vest unless they are not assumed or substituted for by the acquirer as determined in accordance with the terms of our stock incentive plan. Upon a termination without cause or for good reason within 24 months after the occurrence of a change in control, unvested RSUs and stock options vest in full. Unvested PSUs vest at the greater of target or the actual number of shares earned based on performance achievement as determined by the Compensation Committee. The amount reported in this column for PSUs reflects the 2017 PSU awards at target.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2017, all of the members of the Compensation Committee were independent directors, and no member was an employee or former employee of AdvanSix. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 15 of this proxy statement. During fiscal year 2017, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Compensation Committee.

2017 PAY RATIO DISCLOSURE

As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We believe the below pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

For purposes of determining our pay ratio for 2017, the annual total compensation of the median of all of our employees (other than the CEO) was $98,422 and the annual total compensation of our CEO was $3,864,058. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median of our employees for 2017 was 39 to 1.

To identify the median employee, we used the following methodology:

•
We determined that, as of December 31, 2017, our employee population, including our full-time, part-time and temporary employees, consisted of 1,490 individuals (excluding the CEO), with 1,487 of these individuals located in the U.S. and 3 individuals located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded 3 employees located in Brazil from the employee population, constituting all of our non-U.S. employees. For purposes of determining our pay ratio, our designated employee population included a total of 1,487 U.S. employees and no non-U.S. employees.

•
To identify the median employee, we used actual cash compensation as our consistently applied compensation measure. For new employees, who were hired in fiscal 2017 but did not work for the company for the entire fiscal year, compensation was annualized for the full year and compensation for part-time employees was annualized but not converted into a full-time equivalent. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined our median employee based on the actual cash compensation, consisting of salary, bonus, and overtime paid to each employee in the identified employee population for the period from January 1, 2017 through December 31, 2017.

Once we identified our median employee, the employee’s total compensation for 2017 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the "2017 Summary Compensation Table" of this proxy statement.

40 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

AUDIT COMMITTEE REPORT

The Audit Committee consists of the three directors named below. Although Mr. Karran served as a member of the Audit Committee through the entirety of 2017, Mr. Hughes replaced Mr. Karran as a member of the Audit Committee, effective January 1, 2018. Each current and former member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Huck is an “audit committee financial expert” as defined by applicable SEC rules and that Mr. Huck, Mr. Hughes and Mr. Sansone satisfy, and during his tenure on the Audit Committee, Mr. Karran satisfied, the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for AdvanSix’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to AdvanSix’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed AdvanSix’s consolidated financial statements for the year ended December 31, 2017 with management and the independent accountants for 2017, PricewaterhouseCoopers LLP (“PwC”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PwC matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also reviewed, and discussed with management and PwC, management’s report and PwC's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

AdvanSix’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as detailed in the table below in Proposal No. 2, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2017 filed with the SEC.

The Audit Committee
Paul E. Huck (Chair)
Darrell K. Hughes
Daniel F. Sansone

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 41

OTHER PROPOSALS

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent accountants for AdvanSix to audit its consolidated financial statements for 2018 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. The Audit Committee will consider the outcome of this vote but is not bound by the vote. If stockholders do not ratify this appointment, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

The Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by PwC. Under its pre-approval policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by PwC.

The Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Audit Committee’s next regularly scheduled meeting.

For 2017, all of the audit, audit-related, tax and all other fees listed in the table below were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. AdvanSix has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee and the Board of Directors believe that the appointment of PricewaterhouseCoopers LLP for 2018 is in the best interests of AdvanSix and our stockholders.

Audit Fees and Non-Audit Fees for 2017 and 2016

The following table presents the fees for audit and other services provided by PwC for 2017 and 2016.

	2017	2016
Audit Fees	$2,060,000	$1,762,000	Annual review and audit of the Company’s consolidated financial statements, audits of subsidiaries, consents, and review of documents filed with the SEC.
Audit-Related Fees	$75,000	—	N/A
Tax Fees	—	—	N/A
All Other Fees	$4,748	$3,852	Non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials
Total Fees	$2,139,748	$1,765,852

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2018.

42 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

AdvanSix seeks a non-binding advisory vote from its stockholders to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 20 to learn more about our executive compensation programs and policies.

Our Board and the Compensation Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Further, our 2017 compensation decisions and executive compensation programs align the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our NEOs.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Board and Compensation Committee will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

Our Board has determined to hold an advisory vote on executive compensation on an annual basis in accordance with the preference expressed by our stockholder at last year’s Annual Meeting of Stockholders. Accordingly, we expect to conduct the next advisory vote at our 2019 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR this proposal.

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Stockholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how stockholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 16 digit control number located on the Notice of Internet Availability or proxy card.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 43

METHODS OF VOTING

Stockholders of Record

If your shares are registered directly in your name with AdvanSix’s transfer agent, EQ Shareowner Services, you are considered the stockholder of record of those shares. Stockholders of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Daylight Time on June 13, 2018. You may also vote in person at the Annual Meeting. See below under “Attendance at the Annual Meeting.”

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 without receiving instructions from the beneficial owner of the shares. If the voting instructions are not received with respect to these “non-routine” proposals, this is referred to as a “broker non-vote.” In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors or on the advisory vote to approve executive compensation in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on June 13, 2018. You may also vote in person at the Annual Meeting. See below under “Attendance at the Annual Meeting.”

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a stockholder of record, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of AdvanSix;

•	submitting a properly signed proxy with a later date;

•
voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record; or

•	voting in person at the Annual Meeting.
If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions and broker non-votes are counted for purposes of establishing a quorum but are not considered votes cast.

Regarding Proposal No. 1, AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent director nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the stockholder vote. This resignation will be promptly considered through a process managed by the Nominating and Governance Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of the votes cast by stockholders who are present or represented and entitled to vote on each of Proposal Nos. 2 and 3 is required for approval of these proposals. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the vote outcome of these proposals. While the vote on Proposal No. 3 is advisory and not binding on the Board, the Compensation Committee or the Company, the Board will take into consideration the outcome of the vote when making future executive compensation decisions.

44 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

OTHER BUSINESS

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. Under this policy, the inspectors of election at any stockholder meeting will be independent parties unaffiliated with AdvanSix.

RESULTS OF THE VOTE

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website, www.AdvanSix.com.

SHARES OUTSTANDING

At the close of business on the record date, April 20, 2018, there were 30,499,327 shares of Common Stock outstanding. Each share outstanding as of the April 20, 2018 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Stockholders may enroll to receive proxy materials electronically as follows:

Stockholders of Record: If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our stockholders or their legal proxy holders. If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet, mobile device or telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Investor Relations, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, and enclose evidence of your ownership of shares of Common Stock as of April 20, 2018 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All stockholders attending the Annual Meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only if you present evidence of ownership of shares of Common Stock as of April 20, 2018.

If you are not a stockholder, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a stockholder of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting.

2018 I Proxy and Notice of Annual Meeting of Stockholders	I 45

OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in AdvanSix’s proxy statement for the 2019 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 28, 2018. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the 2019 Annual Meeting pursuant to the procedures contemplated in AdvanSix’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in AdvanSix’s By-laws, AdvanSix must receive notice of such proposal not earlier than February 14, 2019 and not later than March 16, 2019. Otherwise the proposal will be considered untimely under AdvanSix’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the stockholder and the number of shares of AdvanSix Common Stock the stockholder beneficially owns, and any material interest of the stockholder in such business, all as provided in AdvanSix’s By-laws. If this information is not supplied as provided in AdvanSix’s By-laws, the proposal will not be considered at the 2019 Annual Meeting. In addition, AdvanSix’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any stockholder that wishes to submit a stockholder proposal should send it to the Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

DIRECTOR NOMINATIONS

Proxy Access Nominations

AdvanSix’s By-laws allow a single stockholder or a group of up to 20 stockholders who have held at least 3% of AdvanSix stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in AdvanSix’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in AdvanSix’s By-laws. Notice must be received by the Corporate Secretary of AdvanSix at the address above not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the preceding year’s Annual Meeting. For our 2019 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than January 15, 2019 and not later than February 14, 2019.

Non-Proxy Access Nominations

AdvanSix’s By-laws state that any stockholder of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of AdvanSix in writing not more than 120 days and not less than 90 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. For our 2019 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than February 14, 2019 and not later than March 16, 2019. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of AdvanSix at the address above.

EXPENSES OF SOLICITATION

AdvanSix pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by AdvanSix officers and employees by telephone or other means of communication. AdvanSix pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson LLC has been retained to assist in the solicitation of proxies for the 2018 Annual Meeting of Stockholders at a fee of approximately $10,000 plus associated costs and expenses.

By Order of the Board of Directors,

John M. Quitmeyer Senior Vice President, General Counsel and Corporate Secretary
April 27, 2018

46 I	Proxy and Notice of Annual Meeting of Stockholders I 2018

APPENDIX A

Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended December 31,
	2017	2016
Net cash provided by operating activities	$134,607	$113,740
Expenditures for property, plant and equipment	(86,438)	(84,009)
Free cash flow (1)	$48,169	$29,731

(1) Free cash flow is a non-GAAP measure and defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Twelve Months Ended December 31,
	2017	2016
Net income	$146,699	$34,147
Interest expense, net	7,716	1,847
Income tax expense (benefit)	(2,067)	19,628
Depreciation and amortization	48,455	40,329
EBITDA (2)	200,803	95,951
Prior year one-time benefit (3)	—	15,500
EBITDA excluding prior year one-time benefit	$200,803	$80,451

Sales	$1,475,194	$1,191,524
EBITDA margin (4)	13.6%	8.1%

EBITDA margin excluding prior year one-time benefit	13.6%	6.8%

(2) EBITDA is a non-GAAP measure and defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) Prior year one-time benefit reflects the $15.5 million one-time benefit in 1Q 2016 related to the termination of a long-term supply agreement
(4) EBITDA margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

A-1

Reconciliation of Net Income and Diluted EPS to
Net Income and Diluted EPS Excluding One-Time Net Tax Benefit

	Twelve Months Ended December 31,
	2017	2016
Net income	$146,699	$34,147
One-time net tax benefit (5)	(53,424)	—
Net income excluding one-time net tax benefit	$93,275	$34,147

Diluted EPS	$4.72	$1.12
One-time net tax benefit (5)	(1.72)	—
Diluted EPS excluding one-time net tax benefit	$3.00	$1.12

(5) Reflects 4Q17 one-time net tax benefit primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

Forward-Looking Statements

This proxy statement contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; our operations requiring substantial capital; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, store and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties; cybersecurity incidents; failure to maintain effective internal controls; our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment and indebtedness incurred in connection with the spin-off; fluctuations in our stock price; and tax reform or other changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.

A-2

ADVANSIX INC. 300 KIMBALL DRIVE, SUITE 101 PARSIPPANY, NJ 07054	SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E46128-P02582	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANSIX INC.

The Board of Directors recommends you vote “FOR” each of the nominees:

1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Paul E. Huck	ú	ú	ú
	1b.	Daniel F. Sansone	ú	ú	ú
	1c.	Sharon S. Spurlin	ú	ú	ú

The Board of Directors recommends you vote “FOR” the following proposal:						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2018.					ú	ú	ú

The Board of Directors recommends you vote “FOR” the following proposal:

3.	An advisory vote to approve executive compensation.					ú	ú	ú

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting.			ú	ú

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2018 Notice and Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

E46129-P02582

ADVANSIX INC.
Annual Meeting of Stockholders
June 14, 2018 9:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Erin N. Kane, Michael Preston and John M. Quitmeyer as proxies (each with the power to act alone and with full power of substitution) to vote, as designated on the reverse side, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of AdvanSix Inc. to be held on June 14, 2018, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side